Exhibit 2.1

MERGER AND SHARE EXCHANGE AGREEMENT

by and among

Delta Corp Holdings LIMITED,

as Delta,

DELTA CORP HOLDINGS LIMITED,

as Pubco,

CHC MERGER SUB INC.,

as Merger Sub,

COFFEE HOLDING CO., INC.,

as CHC,

and

THE SHAREHOLDERS OF DELTA NAMED HEREIN,

as the Sellers

Dated as of September 29, 2022

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ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PUBCO	27
5.1.Organization and Standing	27
5.2. Authorization; Binding Agreement	27
5.3. Governmental Approvals	27
5.4. Non-Contravention	28
5.5. Capitalization	28
5.6. Ownership of Exchange Shares	28
5.7. Pubco and Merger Sub Activities	28
5.8 Tax and Legal Matters	28
5.9. Finder and Brokers	29
5.10.Investment Company Act	29
5.11. Information Supplied	29
5.12. Independent Investigation	29

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF DELTA	30
6.1. Organization and Standing	30
6.2. Authorization; Binding Agreement	30
6.3. Capitalization	30
6.4. Subsidiaries	31
6.5. Governmental Approvals	32
6.6. Non-Contravention	32
6.7. Financial Statements	32
6.8. Absence of Certain Changes	34
6.9. Compliance with Laws	34
6.10. Company Permits	34
6.11. Litigation	34
6.12. Material Contracts	34
6.13. Intellectual Property	36
6.14. Taxes and Returns	38
6.15. Real Property	40
6.16. Personal Property	40
6.17. Title to and Sufficiency of Assets	40
6.18. Employee Matters	41
6.19. Benefit Plans	42
6.20. Environmental Matters	43
6.21. Transactions with Related Persons	44
6.22. Business Insurance	44
6.23. Top Customers and Suppliers	44
6.24 Certain Business Practices	45
6.25 Investment Company Act	45
6.26. Finders and Brokers	45
6.27. Information Supplied	45
6.28. Independent Investigation	46

VII. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	46
7.1. Organization and Standing	46
7.2. Authorization; Binding Agreement	46
7.3. Ownership	47
7.4. Governmental Approvals	47
7.5. Non-Contravention	47
7.6. No Litigation	47

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7.7. Investment Representations	48
7.8. Tax and Legal Matters	48
7.9. Finders and Brokers	49
7.10. Information Supplied	49
7.11. Independent Investigation	49

VIII. COVENANTS	49
8.1. Access and Information	49
8.2. Conduct of Business of the Company, Pubco, Merger Sub and the Sellers	50
8.3. Conduct of Business of CHC	52
8.4. Annual and Interim Financial Statements	55
8.5. CHC Public Filings	55
8.6. No Solicitation; Go Shop	55
8.7. No Trading	58
8.8. Notification of Certain Matters	58
8.9. Efforts	59
8.10. Further Assurances	60
8.11. The Registration Statement	60
8.12. Public Announcements	62
8.13. Confidential Information	63
8.14. Post-Closing Board of Directors and Executive Officers	64
8.15. Indemnification of Directors and Officers; Tail Insurance	64
8.16. Employment Agreements	65
8.17. Transfer Taxes	65
8.18. Tax Matters	65
8.19. Section 16 Matters	65
8.20. Pubco S-8 Registration Statement.	65
8.21. Listing	65
8.22. Employees; Employee Benefits	66

ARTICLE IX. CLOSING CONDITIONS	67
9.1. Conditions of Each Party’s Obligations	67
9.2. Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers	68
9.3. Conditions to Obligations of CHC	69
9.4. Frustration of Conditions	71

ARTICLE X. TERMINATION AND EXPENSES	71
10.1. Termination	71
10.2. Effect of Termination	72
10.3. Fees and Expenses	72
10.4. Termination Fee	72

XI. WAIVERS AND RELEASES	73
11.1. Release and Covenant Not to Sue	73
11.2. No Recourse	74

XII. MISCELLANEOUS	74
12.1. Survival	74
12.2 Notices	74
12.3. Binding Effect; Assignment	75
12.4. Third Parties	75

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12.5. Arbitration	76
12.6. Governing Law; Jurisdiction	76
12.7. WAIVER OF JURY TRIAL	77
12.8. Specific Performance	77
12.9. Severability	77
12.10. Amendment	77
12.11. Waiver	77
12.12. Entire Agreement	77
12.13. Interpretation	78
12.14. Counterparts	78

XIII DEFINITIONS	79
13.1. Certain Definitions	79
13.2. Section References	89

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Voting Agreement

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MERGER AND SHARE EXCHANGE AGREEMENT

This MERGER AND SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2022, by and among (i) Delta Corp Holdings Limited, a company incorporated in England and Wales (together with its successors and assigns, “Delta”), (ii) Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) CHC Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Pubco (“Merger Sub”), (iv) Coffee Holding Co., Inc., a Nevada corporation (“CHC”), and (v) each of the holders of outstanding capital stock of Delta named on Annex I hereto (collectively, the “Sellers”). Delta, Pubco, Merger Sub, CHC, and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Article XIII hereof.

RECITALS:

WHEREAS, Delta, directly and indirectly through its direct and indirect subsidiaries, engages in the bulk logistics and energy logistics business and the management of assets related to the logistics business;

WHEREAS, CHC, directly and indirectly through its subsidiaries, is an integrated wholesale coffee roaster and dealer located in the United States;

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is wholly owned by Delta, and Merger Sub is a newly incorporated Nevada corporation that is wholly owned by Pubco;

WHEREAS, the Parties desire and intend to effect certain transactions whereby (a) Pubco shall acquire all of the issued and outstanding Delta Shares from the Sellers in exchange for the issue by Pubco of ordinary shares in the capital of Pubco (the “Share Exchange”), and (b) immediately following and subject to the Share Exchange, Merger Sub shall merge with and into CHC, with CHC continuing as the surviving entity in the merger, as a result of which, (i) CHC shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of CHC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco (the “Merger” and, collectively with the Share Exchange and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the NRS and other applicable law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (a) the Sellers and certain holders of CHC Common Stock are entering into lock-up agreements with Pubco, Delta and CHC, in the form attached hereto as Exhibit A (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing; (b) each of Andrew Gordon and David Gordon (together, the “Management Shareholders”) are entering into non-competition and non-solicitation agreements in favor of Pubco, Delta and CHC, in the form attached hereto as Exhibit B (the “Non-Competition Agreements”), which Non-Competition Agreements shall become effective as of the Closing; and (c) Pubco, CHC, Delta, each of the Sellers and the Management Shareholders and certain other holders of CHC Common Stock are entering into a registration rights agreement, in the form attached hereto Exhibit C hereto (the “Registration Rights Agreement”), which will become effective as of the Closing;

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WHEREAS, prior to the Closing, the Parties intend that, in connection with the Transactions, Pubco or its Subsidiaries, on the one hand, and certain individuals to be agreed by Delta and CHC prior to the Closing, shall enter into employment agreements (the “Employment Agreements”), effective as of the Closing, in form and substance acceptable to Pubco, Delta and CHC;

WHEREAS, Delta has received voting and support agreements, in the form attached as Exhibit D hereto (collectively, the “Voting Agreements”), signed by certain holders of CHC Common Stock;

WHEREAS, the boards of directors of Merger Sub and CHC each (a) have determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) have approved this Agreement and the Transactions, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of Pubco and Delta each (a) have determined that the Transactions are in the best interests of their respective companies, and (b) have approved this Agreement and the Transactions, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that, taken together, the Merger and the Share Exchange will be treated as a tax-free transaction pursuant to Section 351 of the Code and (ii) if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, this Agreement will constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement (including the completion of the Share Exchange), and in accordance with the applicable provisions of the NRS, CHC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into CHC, with CHC being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and CHC shall continue as the surviving corporation in the Merger. CHC, as the surviving corporation following the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to CHC for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. Simultaneous with or immediately following the completion of the Share Exchange, CHC and Merger Sub shall cause the Merger to be consummated by filing Articles of Merger for the Merger of Merger Sub with and into CHC, with CHC being the surviving entity in the Merger (the “Certificate of Merger”), with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the NRS (the time of such filing, or such later time as may be specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and CHC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include, without limitation, the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and CHC set forth in this Agreement to be performed after the Effective Time, and the Surviving Corporation shall continue its existence as a wholly owned Subsidiary of Pubco.

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1.4 Organizational Documents of Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of CHC, each as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the certificate of incorporation and bylaws of Merger Sub, in each case as in effect immediately prior to the Effective Time, respectively (except that the name of the corporation may be changed to a name to be mutually agreed by Delta and CHC) and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation until the same may be thereafter further amended and/or restated in accordance with their terms and the NRS.

1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of CHC shall resign and the board of directors and the executive officers of the Surviving Corporation shall as determined by Pubco, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued Securities of CHC, Pubco and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of CHC, Pubco or Merger Sub:

(a) CHC Common Stock. Each share of CHC Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below) shall automatically be converted into the right to receive one Pubco Ordinary Share (the “Merger Consideration”), following which all such shares of CHC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(b) CHC Preferred Stock. There shall be no shares of CHC Preferred Stock outstanding.

(c) CHC Stock Options.

(i) Subject to Section 1.6(c)(iv) below, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each CHC Stock Option, whether vested or unvested, immediately prior to the Effective Time shall be cancelled and substituted with option(s) to purchase Pubco Ordinary Shares to be granted under the Pubco Equity Plan (each, a “Substituted Option”). The Substituted Options represent the right to purchase that number of shares of Pubco Ordinary Shares equal to the number of shares of CHC Common Stock underlying such CHC Stock Option immediately prior to the Effective Time with a per-share exercise price of such Substituted Option equal to the exercise price per CHC Common Stock subject to such CHC Stock Option immediately prior to the Effective Time.

(ii) Each Substituted Option shall have the same material terms and conditions applicable to the corresponding CHC Stock Option immediately prior to the Effective Time, except that those CHC Stock Options listed on Schedule 1.6(c)(ii) shall expire on the two (2)-year anniversary of the Closing Date. To the extent applicable to each grantee, the number of shares of Pubco Ordinary Shares underlying any such Substituted Option, the exercise price, and the other terms and conditions of any such Substituted Option will be determined in a manner consistent with the requirements of Section 409A of the Code.

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(iii) Following the Effective Time, no holder of a CHC Stock Option or any other employee benefit arrangement of CHC or any of its Subsidiaries or under any employment agreement, shall have any right hereunder to acquire any share capital or other equity interests (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation or its Subsidiaries.

(iv) Prior to the Effective Time, Pubco and CHC shall take all necessary or appropriate action to effectuate the substitution of the CHC Stock Options by Pubco in accordance with the terms of this Section 1.6 and the assignment to Pubco of the authorities and responsibilities of the CHC Board or any committee thereof under the applicable CHC Benefit Plan that govern such CHC Stock Options.

(d) Cancellation of Capital Stock Owned by CHC. If there are any shares of capital stock of CHC that are owned by CHC as treasury shares immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Surrender of Shares of Pubco. The sole holder of shares in the capital of Pubco issued and outstanding at the Effective Time shall surrender all such shares to Pubco, which shares shall thereupon be canceled.

(f) Cancellation of Shares of Merger Sub. All of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g) Exchange of CHC Stock.

(i) Appointment of Exchange Agent. Prior to the Effective Date, CHC shall appoint Direct Transfer, LLC (the “Exchange Agent”) to act as transfer and exchange agent with respect to the shares of CHC to accomplish the deliveries and other actions contemplated by this Section 1.6. CHC shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Delta and Pubco.

(ii) Escrow Arrangements with Exchange Agent. On or before the Effective Date, Pubco shall arrange with the Exchange Agent, for the benefit of the holders of shares of CHC Common Stock outstanding immediately prior to the Effective Date, for exchange and transfer in accordance with this Article I, for shares of Pubco to be issued pursuant to this Article I in respect of shares of CHC Common Stock outstanding immediately prior to the Effective Date to be held in escrow with the Exchange Agent (such shares, the “Pubco Book Entry Shares”). The Pubco Book Entry Shares subject to escrow with the Exchange Agent pursuant to this Section 1.6(g) are referred to collectively as the “Exchange Fund.”

(iii) Promptly after the Closing Date, Pubco shall cause the Exchange Agent to mail to each holder of record of shares of CHC Common Stock outstanding immediately prior to the Effective Date a letter of transmittal in a form prepared by Pubco and reasonably acceptable to CHC (a “Letter of Transmittal”) (which shall specify that the delivery shall be effected only upon proper delivery of the certificates of CHC Common Stock (the “CHC Certificates”) (or affidavits of loss in lieu thereof) or transfer of the CHC Book Entry Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of CHC Book Entry Shares) and instructions for use in effecting the surrender of CHC Certificates (or affidavits of loss in lieu thereof) or CHC Book Entry Shares in exchange for the Merger Consideration.

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(iv) Each holder of shares of CHC Common Stock that possesses the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a CHC Certificate (or affidavit of loss in lieu thereof), together with a properly completed Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of CHC Book Entry Shares, the Merger Consideration in respect of the shares of CHC Common Stock represented by a CHC Certificate (or affidavit of loss in lieu thereof) or CHC Book Entry Shares. The Merger Consideration shall be in uncertificated book-entry form. The Exchange Agent shall accept such CHC Certificates (or affidavits of loss in lieu thereof) or CHC Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Merger Consideration is to be issued to a Person other than the Person in whose name the CHC Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such CHC Certificate shall be properly endorsed or such CHC Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such CHC Book Entry Shares shall be properly transferred, and (ii) the Person requesting such exchange shall pay to Pubco any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the CHC Certificate (or the shares specified in an affidavit of loss in lieu thereof) and/or CHC Book Entry Shares so surrendered, or such Person shall establish to the reasonable satisfaction of Delta that such Tax has been paid or is not applicable.

(v) From and after the Effective Date, until surrendered as contemplated by this Section 1.6(g), each CHC Certificate and/or CHC Book Entry Share shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Letter of Transmittal, evidence of shares in book-entry form representing the Pubco Ordinary Shares that the holder of such CHC Certificate and/or CHC Book Entry Share is entitled to receive pursuant to this Article I. No interest will be paid or will accrue on any Merger Consideration. The issuance of the Merger Consideration in accordance with the terms of this Agreement shall be deemed issued in full satisfaction of all rights pertaining to such CHC Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with this Section 1.6(g).

(vi) After the Effective Date, there shall be no further transfer on the records of CHC of shares of CHC Common Stock which have been converted, pursuant to this Agreement, into the right to receive the Merger Consideration set forth herein, and if any CHC Certificates (or affidavits of loss in lieu thereof) and/or CHC Book Entry Shares, together with a duly executed and properly completed Letter of Transmittal, are presented to the Exchange Agent, Pubco or the Surviving Corporation for transfer, they shall be cancelled and exchanged, without interest, for the Merger Consideration.

(vii) None of Delta, CHC, Pubco, or Merger Sub shall be liable to any Person in respect of any Pubco Ordinary Shares (or dividends or distributions with respect thereto) for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(viii) If any CHC Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery to Pubco of a bond of indemnity in an amount and upon terms reasonably satisfactory to Delta, and (iii) execution and delivery of a Letter of Transmittal, Pubco will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of CHC Common Stock represented by such Certificate in accordance with the terms of this Agreement.

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(h) Transfers of Ownership. If any certificate representing securities of CHC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to CHC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of CHC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(i) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Surviving Corporation, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Surrender of CHC Certificates. Securities issued upon the surrender of CHC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of CHC Securities shall also apply to the Pubco Securities so issued in exchange.

(k) Lost, Stolen or Destroyed CHC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.4; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the Surviving Corporation, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

1.7 Certain Adjustments. Without limiting the provisions of this Agreement, if, from the date hereof until the Effective Time, the outstanding shares of CHC Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Merger Consideration and any items on which the calculation of the Merger Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of CHC Common Stock (including the holders of CHC Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

1.8 Fractional Shares. Any fractional Pubco Ordinary Share that otherwise would be issuable pursuant to the Merger shall be rounded up or down to the nearest whole share of Pubco Ordinary Shares.

1.9 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income Tax purposes, taken together, the Share Exchange and the Merger, are intended to qualify as exchanges described in Section 351 of the Code. The Merger may also qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, if it so qualifies, this Agreement shall constitute and is hereby adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Tax treatment described in this Section 1.9. Each of the Parties acknowledges and agrees that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any Taxes that may arise if the Share Exchange and the Merger, taken together, do not qualify as exchanges described in Section 351 of the Code.

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1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CHC and Merger Sub, the officers and directors of CHC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II

SHARE EXCHANGE

2.1 Exchange of Delta Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Merger, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the Delta Shares held by the Sellers (collectively, the “Purchased Shares”), which comprise all of Delta Shares issued and outstanding as of the Closing Date, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). At or prior to the Closing, Delta shall terminate any issued and outstanding Delta Convertible Securities (if any), without any consideration, payment or Liability therefor.

2.2 Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, at the Effective Time, Pubco shall issue and register in the name of the Sellers an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) in accordance with this Section 2.2 with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (a) Six Hundred Twenty Five Million U.S. Dollars ($625,000,000), plus (b) the Aggregate Other Acquisition Value (if any). Each Delta Share shall be exchanged for the right to receive a number of Pubco Ordinary Shares determined based upon the Exchange Ratio (such total number of Pubco Ordinary Shares to be received by a holder of Delta Shares (as rounded down to the nearest whole number), without interest, the “Holder Exchange Consideration”). As of the Effective Time, each Seller shall cease to have any other rights in and to Delta or the Surviving Corporation.

2.3 Surrender of Delta Securities and Disbursement of Exchange Consideration.

(a) At the Closing, Pubco shall cause the Exchange Shares to be issued to the Sellers in exchange for their Delta Shares in accordance with each Seller’s portion of the Exchange Consideration.

(b) At the Closing, each Seller will transfer to, and register in the name of, Pubco their Delta Shares, including any certificates representing Delta Shares (“Delta Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Delta Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Delta Certificate to Pubco, the Seller may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Delta Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or Delta with respect to Delta Shares represented by Delta Certificates alleged to have been lost, stolen or destroyed.

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(c) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.4 Earnout. Following the Closing, upon the terms and subject to the conditions set forth herein, the Sellers shall have the contingent right to receive an aggregate amount of additional Pubco Ordinary Shares having a value equal to Fifty Million Dollars ($50,000,000) (the “Earnout Consideration Shares”) as additional Exchange Consideration as follows:

(a) The Sellers shall have the contingent right to receive the Earnout Consideration Shares if the Net Income of Pubco with respect to the fiscal year ended December 31, 2023 is equal to or exceeds Seventy Million Dollars ($70,000,000).

(b) The Earnout Consideration Shares shall be valued based upon the ten-day VWAP for the ten (10)-day period preceding the date on which Pubco files the 2023 Annual Report with the SEC and shall be issued within ten (10) calendar days following the date on which the Surviving Public Company files the 2023 Annual Report with the SEC.

(c) The number of Earnout Consideration Shares (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) issued to each Seller pursuant to this Section 2.4 shall be allocated among the Sellers on a pro rata basis based upon their holdings of Delta Shares immediately prior to the Closing.

2.5 Seller Consent. Each Seller, as a shareholder or other security holder of Delta, hereby approves, authorizes and consents to Delta’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by Delta of its obligations hereunder and thereunder and the consummation by Delta of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of Delta) pursuant to Delta’s Organizational Documents, any other agreement in respect of Delta to which any Seller is a party or bound and all applicable Laws.

2.6 Termination of Certain Agreements. Without limiting the provisions of Section 11.1, Delta and the Sellers hereby agree that, effective at the Closing, (a) any shareholders’, voting or similar agreement among Delta and any of the Sellers or among the Sellers with respect to Delta’s share capital, and (b) any registration rights agreement between Delta and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and Delta hereby waive any obligations of the parties under Delta’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

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Article III

CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, New York 10105, remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as CHC and Delta may agree (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files or by facsimile.

Article IV

REPRESENTATIONS AND WARRANTIES OF CHC

Except as set forth in (i) the disclosure schedules delivered by CHC to Delta, Pubco and the Sellers on the date hereof (the “CHC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, CHC represents and warrants to Delta and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. CHC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. CHC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CHC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. CHC has heretofore made available to Delta accurate and complete copies of its Organizational Documents, each as currently in effect. CHC is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. CHC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of CHC and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of CHC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which CHC is a party shall be when delivered, duly and validly executed and delivered by CHC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of CHC, enforceable against CHC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority on the part of CHC is required to be obtained or made in connection with the execution, delivery or performance by CHC of this Agreement and each Ancillary Document to which it is a party or the consummation by CHC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on CHC.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by CHC of this Agreement and each Ancillary Document to which it is a party, the consummation by CHC of the transactions contemplated hereby and thereby, and the compliance by CHC with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of CHC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to CHC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by CHC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of CHC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any CHC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on CHC.

4.5 Capitalization.

(a) CHC is authorized to issue 30,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares are preferred stock, par value $0.001 per share. The issued and outstanding CHC Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding shares of CHC Preferred Stock. All outstanding shares of CHC Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, CHC’s Organizational Documents or any Contract to which CHC is a party. None of the outstanding CHC Securities have been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of CHC or (B) obligating CHC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating CHC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of CHC to repurchase, redeem or otherwise acquire any shares of CHC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which CHC is a party with respect to the voting of any shares of CHC.

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(c) All Indebtedness of CHC as of the date of this Agreement is disclosed on Schedule 4.5(c). Except as set forth on Schedule 4.5(c), no Indebtedness of CHC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by CHC, (iii) the ability of CHC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Except as set forth on Schedule 4.5(d), since the date of formation of CHC, and except as contemplated by this Agreement, CHC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and CHC’s board of directors has not authorized any of the foregoing.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of CHC, and with respect to each Subsidiary, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of CHC are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the CHC Companies, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which CHC or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of CHC other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of CHC is a party or which are binding upon any Subsidiary of CHC providing for the issuance or redemption of any equity interests of any Subsidiary of CHC. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of CHC. No Subsidiary of CHC has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another CHC Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.6, CHC does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 4.6, no CHC Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a CHC Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7 SEC Filings and CHC Financials.

(a) CHC, since November 1, 2019, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by CHC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, CHC has delivered to Delta copies in the form filed with the SEC of all of the following: (i) CHC’s annual reports on Form 10-K for each fiscal year of CHC beginning with the first year CHC was required to file such a form, (ii) CHC’s quarterly reports on Form 10-Q for each fiscal quarter that CHC filed such reports to disclose its quarterly financial results in each of the fiscal years of CHC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by CHC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the CHC Common Stock is listed on Nasdaq, (B) CHC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such CHC Securities, (C) there are no Actions pending or, to the Knowledge of CHC, threatened, against CHC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such CHC Securities on Nasdaq and (D) such CHC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of CHC contained or incorporated by reference in the SEC Reports (the “CHC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of CHC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable)).

(c) All financial projections with respect to the CHC Companies that were delivered by or on behalf of CHC to Delta or Pubco or their respective Representatives were prepared in good faith using assumptions that CHC believes to be reasonable.

(d) All accounts, notes and other receivables, whether or not accrued, and whether or not billed (the “Accounts Receivable”), of the CHC Companies arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a CHC Company arising from its business. None of the Accounts Receivable of the CHC Companies are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the CHC Financials. All of the Accounts Receivable of the CHC Companies are, to the Knowledge of CHC, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the CHC Companies (net of reserves) within ninety (90) days.

(e) Except (i) as and to the extent reflected or reserved against in the CHC Financials, (ii) for Liabilities incurred in the ordinary course of business since July 31, 2022, or (iii) as disclosed on Schedule 4.7(d), CHC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the CHC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since CHC’s last annual report on Form 10-K.

(f) CHC is in compliance in all material respects with the applicable provisions of SOX.

(g) CHC has made available to Delta true and complete copies of all written comment letters from the staff of the SEC relating to the SEC Reports and all written responses of CHC thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and, to the Knowledge of CHC, none of the SEC Reports is the subject of ongoing SEC review. As of the date of this Agreement, to the Knowledge of CHC, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding CHC, including, but not limited to, any accounting practices of CHC.

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(h) CHC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. CHC’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by CHC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to CHC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. CHC’s management has completed an assessment of the effectiveness of CHC’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable SEC Report that is a periodic report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on CHC’s management’s most recently completed evaluation of CHC’s internal control over financial reporting prior to the date of this Agreement, (i) CHC had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect CHC’s ability to record, process, summarize and report financial information and (ii) CHC does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in CHC’s internal control over financial reporting, except as otherwise disclosed in the SEC Reports.

4.8 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.8, each CHC Company (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.3 (without giving effect to Schedule 8.3) if such action were taken on or after the date hereof without the consent of Delta.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no CHC Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any CHC Company received, since January 1, 2017, any written, or, to the Knowledge of CHC, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Permits. Each CHC Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any CHC Company), holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “CHC Permits”) except where the failure to have any of such CHC Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. CHC has made available to Delta true, correct and complete copies of all material CHC Permits, all of which material CHC Permits are listed on Schedule 4.9. All of the CHC Permits are in full force and effect, and no suspension or cancellation of any of CHC Permits is pending or, to CHC’s Knowledge, threatened. No CHC Company is in violation in any material respect of the terms of any CHC Permit, and no CHC Company has received any written or, to the Knowledge of CHC, oral notice of any Actions relating to the revocation or modification of any CHC Permit.

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4.11 Litigation. Except as described on Schedule 4.10, there is no (a) Action of any nature currently pending or, to CHC’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to CHC’s Knowledge, threatened since January 1, 2017); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2017, in either case of (a) or (b) by or against any CHC Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a CHC Company must be related to the CHC Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.10, if finally determined adverse to the CHC Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any CHC Company. Since January 1, 2017, none of the current or former officers, senior management or directors of any CHC Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and CHC has made available to Delta (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any CHC Company is a party or by which any CHC Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “CHC Material Contract”) that:

(i) contains covenants that limit the ability of any CHC Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any CHC Company having an outstanding principal amount in excess of $250,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any CHC Company or another Person;

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(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any CHC Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the CHC Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate (other than each employment, management, service or consulting agreement);

(viii) is with any CHC Top Customer or CHC Top Vendor;

(ix) obligates the CHC Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any CHC Company and any directors, officers or employees of a CHC Company (other than at-will employment arrangements and restrictive covenants agreements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the CHC Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any CHC Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another CHC Company or any manager, director or officer of any CHC Company) with a power of attorney;

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by CHC as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if CHC was the registrant; or

(xv) is otherwise material to any CHC Company and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each CHC Material Contract: (i) such CHC Material Contract is valid and binding and enforceable in all respects against the CHC Company party thereto and, to the Knowledge of CHC, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions contemplated by this Agreement will not affect the validity or enforceability of any CHC Material Contract; (iii) no CHC Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any CHC Company, or permit termination or acceleration by the other party thereto, under such CHC Material Contract; (iv) to the Knowledge of CHC, no other party to such CHC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any CHC Company, under such CHC Material Contract; (v) no CHC Company has received written or, to the Knowledge of CHC, oral notice of an intention by any party to any such CHC Material Contract to terminate such CHC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any CHC Company in any material respect; and (vi) no CHC Company has waived any rights under any such CHC Material Contract.

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4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a CHC Company or otherwise used or held for use by a CHC Company in which a CHC Company is the owner, applicant or assignee (“CHC Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a CHC Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“CHC IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “CHC IP Licenses” as that term is used herein), under which a CHC Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each CHC Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such CHC Company, and previously used or licensed by such CHC Company, except for the Intellectual Property that is the subject of CHC IP Licenses. Except as set forth on Schedule 4.13(a)(iii), all CHC Registered IP is owned exclusively by the applicable CHC Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such CHC Registered IP.

(b) Each CHC Company has performed all material obligations imposed on it in CHC IP Licenses, has made all payments required to date, and such CHC Company is not, nor, to the Knowledge of CHC, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of CHC, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the CHC Companies of the Intellectual Property that is the subject of CHC IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any CHC Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any CHC Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to CHC’s Knowledge, threatened against a CHC Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the CHC Companies. No CHC Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any CHC Company, nor to the Knowledge of CHC is there a reasonable basis therefor. There are no Orders to which any CHC Company is a party or its otherwise bound that (i) restrict the rights of a CHC Company to use, transfer, license or enforce any Intellectual Property owned by a CHC Company, (ii) restrict the conduct of the business of a CHC Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a CHC Company. No CHC Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a CHC Company or, to the Knowledge of CHC, otherwise in connection with the conduct of the respective businesses of the CHC Companies. To CHC’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any CHC Company (“CHC IP”) in any material respect.

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(d) No current or former officers, employees or independent contractors of a CHC Company have claimed any ownership interest in any Intellectual Property owned by a CHC Company. To the Knowledge of CHC, there has been no violation of a CHC Company’s policies or practices related to protection of CHC IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a CHC Company. To CHC’s Knowledge, none of the employees of any CHC Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the CHC Companies, or that would materially conflict with the business of any CHC as presently conducted or contemplated to be conducted. Each CHC Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material CHC IP to the extent such CHC IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of CHC, no Person has obtained unauthorized access to confidential third party information and data in the possession of a CHC Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each CHC Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the CHC Companies has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a CHC Company, or (ii) any CHC IP License. Following the Closing, CHC shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the CHC Companies’ rights under such Contracts or CHC IP Licenses to the same extent that the CHC Companies would have been able to exercise had the Transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the CHC Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns. Except as set forth on Schedule 4.14:

(a) Each CHC Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in CHC Financials have been established, have been timely paid, collected or withheld. Each CHC Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of CHC, threatened Action against a CHC Company by a Governmental Authority in a jurisdiction where a CHC Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No CHC Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of CHC, orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of CHC, there are no material claims, assessments, audits, examinations, investigations or other Actions pending against a CHC Company in respect of any Tax, and no CHC Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in CHC Financials have been established).

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(d) There are no Liens with respect to any Taxes upon any CHC Company’s assets, other than Permitted Liens.

(e) No CHC Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a CHC Company for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any Tax Return (other than an extension resulting from having received an automatic extension of time to file the applicable Tax Return not requiring the approval of any Governmental Authority).

(f) No CHC Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No CHC Company has participated in any listed transaction within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) No CHC Company has any Liability for the Taxes of another Person (other than another CHC Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No CHC Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such CHC Company with respect to any period following the Closing Date.

(i) No CHC Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) No CHC Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which CHC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which CHC is or was the common parent corporation.

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(k) No shareholder of CHC is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco received by it pursuant to this Agreement, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(l) No CHC Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

4.15 Real Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a CHC Company for the operation of the business of a CHC Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “CHC Real Property Leases”), as well as the current annual rent and term under each CHC Real Property Lease. CHC has provided to Delta a true and complete copy of each of the CHC Real Property Leases, and in the case of any oral CHC Real Property Lease, a written summary of the material terms of such CHC Real Property Lease. The CHC Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of CHC, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a CHC Company or any other party under any of the CHC Real Property Leases, and no CHC Company has received notice of any such condition.

(b) Schedule 4.15(b) contains a complete and accurate list of all property owned by CHC (“CHC Owned Real Property”), including the name of the record owner of each CHC Owned Real Property. CHC is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Owned Real Property.

(c) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Owned Real Property that are required or appropriate to use or occupy the Owned Real Property or to operate the Company’s business as currently conducted thereon, have been issued and are in full force and effect. Neither Seller nor the CHC Companies have received any written (or, to the Knowledge of the Seller, oral) notice from any Governmental Authorities or other Person having jurisdiction over the CHC Owned Real Property threatening a suspension, revocation, modification or cancellation of any material Real Property Permit. CHC has not received any written notice from any Governmental Authorities of any uncured violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the CHC Companies, the Leased Real Property or the Owned Real Property or the ability of the Seller and the CHC Companies to consummate the transactions contemplated hereby. CHC Companies have not received any written notice that any insurance policy held by or on behalf of the CHC Companies relating to or affecting the CHC Owned Real Property or the CHC Real Property Leases is not in full force and effect and the Company has not received any written notice of default that remains uncured or notice terminating or threatening to terminate any such insurance policy.

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4.16 Personal Property. Except as set forth in Schedule 4.16, material items of equipment and other tangible assets owned by or leased to CHC are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the CHC Companies. The operation of each CHC Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a CHC Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a CHC Company. Each item of Personal Property which is currently owned, used or leased by a CHC Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto.

4.17 Title to and Sufficiency of Assets. Each CHC Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the CHC Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the CHC Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the CHC Companies as now conducted and presently proposed to be conducted or that are used or held by the CHC Companies for use in the operation of the businesses of the CHC Companies, and, taken together, are adequate and sufficient for the operation of the businesses of the CHC Companies as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no CHC Company is a party to any collective bargaining agreement or other Contract covering any labor organization or other labor agreements and CHC has no Knowledge of any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of CHC, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such CHC Company employees. Schedule 4.18(a) sets forth all unresolved labor Actions (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of CHC, threatened, between any CHC Company and Persons employed by or providing services as independent contractors to a CHC Company. No current officer or employee of a CHC Company has provided any CHC Company written or, to the Knowledge of CHC, oral, notice of his or her current plan to terminate his or her employment with any CHC Company.

(b) Except as set forth in Schedule 4.18(a), each CHC Company (i) is and has been in compliance for the past six (6) years in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of CHC, oral notice that there is any pending Action involving unfair labor practices against a CHC Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of CHC, threatened against a CHC Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the CHC Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the CHC Companies)), and (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2022. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a CHC Company and each is employed “at will”, and (B) the CHC Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no CHC Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to CHC’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each CHC Company employee has entered into CHC’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a CHC Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Delta by CHC.

(d) Schedule 4.18(c) contains a list of all independent contractors (including consultants) currently engaged by any CHC Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a CHC Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a CHC Company, a copy of which has been provided to Delta by CHC. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a CHC Company are bona fide independent contractors and not employees of a CHC Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any CHC Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by CHC or any CHC Company for the benefit of any current or former employee, officer, director or consultant, or under which the CHC or any CHC Company has any material liability (each, a “CHC Benefit Plan”).

(b) With respect to each CHC Benefit Plan, CHC has made available to Delta accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any CHC Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; (iii) the most recent summary plan description; (iv) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (v) copy of the most recently received IRS determination, opinion or advisory letter; (vi) the three (3) most recent nondiscrimination testing reports and (vii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a CHC Company has any outstanding Liability or obligation.

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(c) With respect to each CHC Benefit Plan: (i) such CHC Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) to the Knowledge of CHC no breach of fiduciary duty has occurred; (iii) no Action is pending, or to CHC’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a CHC Benefit have in all material respects been timely made.

(d) No CHC Company has any commitment to modify, change or terminate any CHC Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(e) None of the CHC Benefit Plans is or has at any time during the past six (6) years been, nor does any CHC Company or any ERISA Affiliate (as hereinafter defined) have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with any CHC Company is a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(f) Except as set forth on Schedule 4.19(f), CHC is not, nor will be, obligated, whether under any CHC Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. Except as set forth on Schedule 4.19(f), the Transactions shall not be the direct or indirect cause of any amount paid or payable by CHC being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which CHC or any CHC Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

(g) None of the CHC Benefit Plans provides medical or other welfare benefits to any current or former employee, officer, director or consultant of CHC or any CHC Company after termination of employment or service except: (i) as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder; (ii) benefits through the end of the month of termination of employment; (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment; and (iv) post-termination benefits from an insurer during any period to convert a group CHC Benefit Plan to an individual plan. Each CHC Benefit Plan is and has been in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(h) Each CHC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to the Knowledge of CHC, no fact or event has occurred since the date of such determination, opinion, or advisory letter or letters from the IRS that would adversely affect the qualified status of any such Plan or the exempt status of any such trust.

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(i) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any CHC Benefit Plan that could reasonably be expected to result in material liability to CHC or any CHC Company.

(j) CHC has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each CHC Benefit Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) CHC and each CHC Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been for the past six (6) years in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, and no event has occurred, and no condition or circumstance exists, that would subject CHC or any Health Plan to any material liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code.

(l) Each CHC Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance since January 1, 2005 with the operational and, since January 1, 2009, the documentary requirements of Section 409A of the Code and the Treasury Regulations thereunder. All stock options or other equity-based awards have been issued or granted by CHC are in compliance with, or exempt from, Section 409A of the Code. There is no Contract or plan to which CHC or any CHC Company is a party or by which it is bound to gross up any employee, consultant, director, or other Person for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each CHC Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to CHC’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to CHC’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No CHC Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No CHC Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to CHC’s Knowledge, threatened, against any CHC Company or any assets of a CHC Company alleging either or both that a CHC Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

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(d) No CHC Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any CHC Company or any property currently or formerly owned, operated, or leased by any CHC Company or any property to which a CHC Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a CHC Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a CHC Company or, to CHC’s Knowledge, previously owned, operated, or leased property of a CHC Company pending or, to CHC’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of CHC, there is not located at any of the properties of a CHC Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) CHC has provided to Delta all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any CHC Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no CHC Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a CHC Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a CHC Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the CHC Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the CHC Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no CHC Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any CHC Company. The assets of the CHC Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the CHC Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the CHC Companies without cost or penalty.

4.22 Investment Company Act. CHC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

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4.23 Finders and Brokers. Except as set forth on Schedule 4.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CHC, Pubco, the CHC Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CHC.

4.24 Certain Business Practices.

(a) Neither CHC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since January 1, 2017, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder CHC or assist it in connection with any actual or proposed transaction.

(b) The operations of CHC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving CHC with respect to any of the foregoing is pending or, to the Knowledge of CHC, threatened.

(c) None of CHC or any of its directors or officers, or, to the Knowledge of CHC, any other Representative acting on behalf of CHC, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and CHC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.25 Business Insurance.

(a) Schedule 4.25(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a CHC Company relating to a CHC Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Delta. All premiums due and payable under all such insurance policies have been timely paid and the CHC Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No CHC Company has any self-insurance or co-insurance programs. Since January 1, 2017, no CHC Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

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(b) Schedule 4.25(b) identifies each individual insurance claim in excess of $50,000 made by a CHC Company since January 1, 2017. Each CHC Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the CHC Companies. To the Knowledge of CHC, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No CHC Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.26 Top Customers and Suppliers. Schedule 4.26 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the CHC Interim Balance Sheet Date, the ten (10) largest customers of the CHC Companies (the “CHC Top Customers”) and the ten (10) largest suppliers of goods or services to the CHC Companies (the “CHC Top Vendors”), along with the amounts of such dollar volumes. The relationships of each CHC Company with such suppliers and customers are good commercial working relationships and (i) no CHC Top Vendor or CHC Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to CHC’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a CHC Company, (ii) no CHC Top Vendor or CHC Top Customer has during the last twelve (12) months decreased materially or, to CHC’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a CHC Company or intends to stop, decrease or limit materially its products or services to any CHC Company or its usage or purchase of the products or services of any CHC Company, (iii) to CHC’s Knowledge, no CHC Top Vendor or CHC Top Customer intends to refuse to pay any amount due to any CHC Company or seek to exercise any remedy against any CHC Company, (iv) except as set forth on Schedule 4.26, no CHC Company has within the past two (2) years been engaged in any material dispute with any CHC Top Vendor or CHC Top Customer, and (v) to CHC’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any CHC Company with any CHC Top Vendor or CHC Top Customer.

4.27 Independent Investigation. CHC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Delta Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Delta Companies, Pubco and Merger Sub for such purpose. CHC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Delta, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of Delta Disclosure Schedules) and in any certificate delivered to CHC pursuant hereto, and the information provided by or on behalf of Delta, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of Delta, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the CHC Companies, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of Delta Disclosure Schedules) or in any certificate delivered to CHC pursuant hereto.

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Article V

REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Pubco represents and warrants to CHC, Delta and the Sellers, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Pubco is duly incorporated as an exempted company, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to CHC accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. Subject to the Amended Pubco Charter becoming effective, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub, as applicable.

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5.4 Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the Amended Pubco Charter becoming effective, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub, as applicable.

5.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue 499,000,000 Pubco Ordinary Shares and 1,000,000 Pubco Preference Shares, of which one Pubco Ordinary Share is issued and outstanding, the ownership of which is set forth on Schedule 5.5, and no Pubco Preference Shares are issued and outstanding, and (ii) Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares each Seller shall have good and valid title to its portion of such Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Pubco and Merger Sub Activities. Since their formation and/or incorporation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Tax and Legal Matters.

(a) No shareholder of Pubco is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

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(b) None of Pubco, Merger Sub, nor any of the respective Affiliates of any such Persons have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

(c) As a result of the Share Exchange, Pubco will satisfy the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) Pubco be engaged, directly or indirectly through a qualified subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Transactions, (ii) Pubco has no intention at the time of the Transactions to dispose of or discontinue such trade or business, and (iii) the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

5.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the CHC Companies, Pubco, the Delta Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.10 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.11 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CHC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of CHC, the Delta Companies, the Sellers or any of their respective Affiliates.

5.12 Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Delta Companies and CHC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Delta Companies and CHC for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Delta, the Sellers and CHC set forth in this Agreement (including the related portions of Delta Disclosure Schedules and the CHC Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of Delta, the Sellers or CHC for the Registration Statement; and (b) none of Delta, the Sellers, CHC or their respective Representatives have made any representation or warranty as to the Delta Companies, the Sellers, CHC or this Agreement, except as expressly set forth in this Agreement (including the related portions of Delta Disclosure Schedules and the CHC Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

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Article VI

REPRESENTATIONS AND WARRANTIES OF DELTA

Except as set forth in the disclosure schedules delivered by Delta to CHC on the date hereof (the “Delta Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Delta hereby represents and warrants to CHC and Pubco, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. Delta is a company duly incorporated, validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Delta Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Delta Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 6.1 lists all jurisdictions in which any Delta Company is qualified to conduct business and all names other than its legal name under which any Delta Company does business. Delta has provided to CHC accurate and complete copies of the Organizational Documents of each Delta Company, each as amended to date and as currently in effect. No Delta Company is in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. Delta has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform Delta’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Delta is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of Delta in accordance with Delta’s Organizational Documents, the laws of its jurisdiction of incorporation or formation, any other applicable Law and any Contract to which Delta or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of Delta are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Delta is or is required to be a party shall be when delivered, duly and validly executed and delivered by Delta Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Delta, enforceable against Delta in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The issued shares in the capital of Delta consists of 1,000 Delta Shares, and there are no other issued equity interests of Delta. The Sellers are the legal (registered) and beneficial owners of all of the issued Delta Shares, with each Seller owning Delta Shares set forth on Schedule 6.3(a), all of which Delta Shares are owned by the Sellers free and clear of any Liens other than those imposed under Delta Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Pubco shall own all of the issued and outstanding shares in the capital of Delta free and clear of any Liens other than those imposed under Delta Organizational Documents and applicable securities Laws. All of the issued shares and other equity interests of Delta have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of its jurisdiction of incorporation or formation, any other applicable Law, Delta’s Organizational Documents or any Contract to which Delta is a party or by which Delta or its securities are bound. Delta does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

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(b) Delta does not maintain any equity incentive plans. Schedule 6.3(b) sets forth the beneficial and record owners of all outstanding Delta Convertible Securities (if any) prior to the Share Exchange, and except as set forth on Schedule 6.3(b), there are no Delta Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Delta or, to the Knowledge of Delta, any of their respective shareholders are a party or bound relating to any equity securities of Delta, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Delta. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Delta’s share capital. Except as set forth in Delta’s Organizational Documents, there are no outstanding contractual obligations of Delta to repurchase, redeem or otherwise acquire any of its shares or securities, nor has Delta granted any registration rights to any Person with respect to its shares. All of the issued and outstanding securities of Delta have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares in the capital of Delta are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Delta accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) All Indebtedness of Delta as of the date of this Agreement is disclosed on Schedule 6.3(c). No Indebtedness of Delta contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Delta, (iii) the ability of Delta to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Since January 1, 2022, Delta has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any shares in the capital of Delta, and the board of directors of Delta has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of Delta, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of Delta are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Delta Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which Delta or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of Delta other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Delta is a party or which are binding upon any Subsidiary of Delta providing for the issuance or redemption of any equity interests of any Subsidiary of Delta. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Delta. Except as set forth in Schedule 6.4, no Subsidiary of Delta has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Delta Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, Delta does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Delta Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Delta Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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6.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Delta Company is required to be obtained or made in connection with the execution, delivery or performance by Delta of this Agreement or any Ancillary Documents or the consummation by Delta of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Delta Companies, taken as a whole, or the ability of Delta to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by Delta (or any other Delta Company, as applicable) of this Agreement and each Ancillary Document to which any Delta Company is or is required to be a party or otherwise bound, and the consummation by any Delta Company of the transactions contemplated hereby and thereby and compliance by any Delta Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Delta Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Delta Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Delta Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Delta Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Delta Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Delta Companies, taken as a whole, or the ability of Delta to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7 Financial Statements.

(a) As used herein, the term “Delta Financials” means (i) the audited consolidated financial statements of the Delta Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the Delta Companies as of December 31, 2021 (the “Delta Balance Sheet Date”; such date, the “Delta Balance Sheet Date”), and as of December 31, 2020, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended (the “Audited Delta Financials”). The Audited Delta Financials (x) were prepared from the books and records of the Delta Companies as of the times and for the periods referred to therein, (y) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), and (z) fairly present in all material respects the consolidated financial position of the Delta Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Delta Companies for the periods indicated. No Delta Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) Each Delta Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Delta Company does not maintain any off-the-book accounts and that such Delta Company’s assets are used only in accordance with such Delta Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Delta Company and to maintain accountability for such Delta Company’s assets, (iv) access to such Delta Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Delta Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Delta Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Delta Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Delta Company. Since January 1, 2017, no Delta Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Delta Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Delta Company has engaged in questionable accounting or auditing practices.

(c) The Delta Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no Indebtedness of any Delta Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Delta Company, or (iii) the ability of the Delta Companies to grant any Lien on their respective properties or assets.

(d) No Delta Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of Delta and its Subsidiaries as of the Delta Balance Sheet Date contained in Delta Financials or (ii) not material and that were incurred after the Delta Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Delta Companies that were delivered by or on behalf of Delta to CHC or Pubco or their respective its Representatives were prepared in good faith using assumptions that Delta believes to be reasonable.

(f) All Accounts Receivable of the Delta Companies arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Delta Company arising from its business. None of the Accounts Receivable of the Delta Companies are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Delta Financials. All of the Accounts Receivable of the Delta Companies are, to the Knowledge of Delta, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Delta Companies (net of reserves) within ninety (90) days.

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6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since January 1, 2022, each Delta Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of CHC.

6.9 Compliance with Laws. No Delta Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Delta Company received, since January 1, 2017, any written or, to the Knowledge of Delta, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10 Permits. Each Delta Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Delta Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Delta Permits”). Delta has made available to CHC true, correct and complete copies of any material Delta Permits, all of which material Delta Permits are listed on Schedule 6.10. All of the Delta Permits are in full force and effect, and no suspension or cancellation of any of Delta Permits is pending or, to Delta’s Knowledge, threatened. No Delta Company is in violation in any material respect of the terms of any Delta Permit, and no Delta Company has received any written or, to the Knowledge of Delta, oral notice of any Actions relating to the revocation or modification of any Delta Permit.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to Delta’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Delta’s Knowledge, threatened since January 1, 2017); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2017, in either case of (a) or (b) by or against any Delta Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Delta Company must be related to the Delta Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Delta Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Delta Companies, taken as a whole. Since January 1, 2017, none of the current or former officers, senior management or directors of any Delta Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and Delta has made available to CHC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Delta Company is a party or by which any Delta Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Delta Material Contract”) that:

(i) contains covenants that limit the ability of any Delta Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

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(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Delta Company having an outstanding principal amount in excess of $1,000,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $5,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Delta Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Delta Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Delta Companies under such Contract or Contracts of at least $5,000,000 per year;

(viii) is with any Delta Top Customer or Delta Top Vendor;

(ix) obligates the Delta Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(x) is between any Delta Company and any directors, officers or employees of a Delta Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice and loans made to employees in the ordinary course of business in an amount not exceeding $25,000), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Delta Companies to make any capital commitment or expenditure in excess of $5,000,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Delta Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Delta Company or any manager, director or officer of any Delta Company) with a power of attorney;

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(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by Delta as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if Delta was the registrant; or

(xv) is otherwise material to any Delta Company and not described in clauses (i) through (xiv) above.

(b) With respect to each Delta Material Contract: (i) such Delta Material Contract is valid and binding and enforceable in all respects against the Delta Company party thereto and, to the Knowledge of Delta, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Delta Material Contract; (iii) no Delta Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Delta Company, or permit termination or acceleration by the other party thereto, under such Delta Material Contract; (iv) to the Knowledge of Delta, no other party to such Delta Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Delta Company, under such Delta Material Contract; (v) no Delta Company has received written or, to the Knowledge of Delta, oral notice of an intention by any party to any such Delta Material Contract to terminate such Delta Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Delta Company in any material respect; and (vi) no Delta Company has waived any rights under any such Delta Material Contract.

6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth: all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Delta Company or otherwise used or held for use by a Delta Company in which a Delta Company is the owner, applicant or assignee (“Delta Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Delta Company; Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Delta IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Delta IP Licenses” as that term is used herein), under which a Delta Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Delta Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Delta Company, and previously used or licensed by such Delta Company, except for the Intellectual Property that is the subject of Delta IP Licenses. Except as set forth on Schedule 6.13(a)(iii), all Delta Registered IP is owned exclusively by the applicable Delta Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Delta Registered IP.

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(b) Each Delta Company has a valid and enforceable license to use all Intellectual Property that is the subject of Delta IP Licenses applicable to such Delta Company. .Each Delta Company has performed all material obligations imposed on it in Delta IP Licenses, has made all payments required to date, and such Delta Company is not, nor, to the Knowledge of Delta, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of Delta, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Delta Companies of the Intellectual Property that is the subject of Delta IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Delta Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Delta Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to Delta’s Knowledge, threatened against a Delta Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Delta Companies. No Delta Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Delta Company, nor to the Knowledge of Delta is there a reasonable basis therefor. There are no Orders to which any Delta Company is a party or its otherwise bound that (i) restrict the rights of a Delta Company to use, transfer, license or enforce any Intellectual Property owned by a Delta Company, (ii) restrict the conduct of the business of a Delta Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Delta Company. No Delta Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Delta Company or, to the Knowledge of Delta, otherwise in connection with the conduct of the respective businesses of the Delta Companies. To Delta’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Delta Company (“Delta IP”) in any material respect.

(d) All employees and independent contractors of a Delta Company have assigned to the Delta Companies all Intellectual Property developed by such employees and independent contractors in the performance of services for a Delta Company by such Persons other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable Delta Company by operation of law. No current or former officers, employees or independent contractors of a Delta Company have claimed any ownership interest in any Intellectual Property owned by a Delta Company. To the Knowledge of Delta, there has been no violation of a Delta Company’s policies or practices related to protection of Delta IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Delta Company. To Delta’s Knowledge, none of the employees of any Delta Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Delta Companies, or that would materially conflict with the business of any Delta Company as presently conducted or contemplated to be conducted. Each Delta Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Delta IP to the extent such Delta IP derives value from the secrecy and/or confidentiality thereof.

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(e) To the Knowledge of Delta, no Person has obtained unauthorized access to confidential third party information and data in the possession of a Delta Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Delta Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Delta Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Delta Company, or (ii) any Delta IP License. Following the Closing, Delta shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Delta Companies’ rights under such Contracts or Delta IP Licenses to the same extent that the Delta Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Delta Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns. Except as set forth on Schedule 6.14:

(a) Each Delta Company has timely filed all income and other material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Delta Financials have been established, have been timely paid, collected or withheld. Each Delta Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of Delta, threatened Action against a Delta Company by a Governmental Authority in a jurisdiction where a Delta Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Delta Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Delta, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Delta Company in respect of any Tax, and no Delta Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Delta Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Delta Company’s assets, other than Permitted Liens.

(e) No Delta Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Delta Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Delta Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

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(g) No Delta Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.

(h) Each Delta Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including Section 482 of the Code and any comparable or similar provision of applicable Law). The Delta Companies have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of applicable Law. No Delta Company is a party to any advance pricing agreement or any similar contract or agreement. No Delta Company is subject to any gain recognition agreement under Section 367 of the Code.

(i) No Delta Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(j) No Delta Company has any Liability for the Taxes of another Person (other than another Delta Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Delta Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Delta Company with respect to any period following the Closing Date.

(k) No Delta Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l) No Delta Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Delta is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Delta is or was the common parent corporation.

(m) No Delta Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes. No Delta Company has ever been engaged in a U.S. trade or business (within the meaning of the Code).

(n) The Delta Companies will cause Pubco to be treated as satisfying the “active trade or business test” in Treasury Regulation Section 1.367(a)-3(c)(1)(iv) so that the deemed transfer of CHC shares to Pubco by its U.S. shareholders can avoid being subject Section 367(a)(1). As a result of the Share Exchange, Pubco will satisfy the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) Pubco be engaged, directly or indirectly through a qualified subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Transactions, (ii) Pubco has no intention at the time of the Transactions to dispose of or discontinue such trade or business, and (iii) the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

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(o) No Seller is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(p) No Delta Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Delta Company for the operation of the business of a Delta Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Delta Real Property Leases”), as well as the current annual rent and term under each Delta Real Property Lease. Delta has provided to CHC a true and complete copy of each of Delta Real Property Leases, and in the case of any oral Delta Real Property Lease, a written summary of the material terms of such Delta Real Property Lease. Delta Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Delta, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Delta Company or any other party under any of Delta Real Property Leases, and no Delta Company has received notice of any such condition. No Delta Company owns any real property or any interest in real property (other than the leasehold interests in Delta Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Delta Company with a book value or fair market value of greater than ($1,000,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Delta Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Delta Companies. The operation of each Delta Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Delta Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Delta Company Delta has provided to CHC a true and complete copy of each of Delta Personal Property Leases, and in the case of any oral Delta Personal Property Lease, a written summary of the material terms of such Delta Personal Property Lease. Delta Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Delta, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Delta Company or any other party under any of Delta Personal Property Leases, and no Delta Company has received notice of any such condition.

6.17 Title to and Sufficiency of Assets. Each Delta Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens specifically identified on the Delta Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Delta Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Delta Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Delta Companies for use in the operation of the businesses of the Delta Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Delta Companies as currently conducted and as presently proposed to be conducted.

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6.18 Employee Matters.

(a) No Delta Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Delta Company and Delta has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Delta, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of Delta, threatened between any Delta Company and Persons employed by or providing services as independent contractors to a Delta Company. No current officer or employee of a Delta Company has provided any Delta Company written or, to the Knowledge of Delta, oral notice of his or her plan to terminate his or her employment with any Delta Company.

(b) Except as set forth in Schedule 6.18(b), each Delta Company (i) is and has been for the past six (6) years in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of Delta, oral notice that there is any pending Action involving unfair labor practices against a Delta Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of Delta, threatened against a Delta Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Delta Companies showing for each as of such date the employee’s name, job title or description, employer and location. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Delta Company and each is employed “at will”, and (B) the Delta Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Delta Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to Delta’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each Delta Company employee has entered into Delta’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Delta Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to CHC by Delta.

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(d) Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Delta Company. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Delta Company. Except as set forth on Schedule 6.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Delta Company to pay severance or a termination fee.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a Delta Company (each, a “Delta Benefit Plan”). No Delta Company nor any ERISA Affiliate has ever established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Delta Benefit Plan, Delta has made available to CHC accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Delta Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iv) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a Delta Company has any outstanding Liability or obligation.

(c) With respect to each Delta Benefit Plan: (i) such Delta Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities (iii) no Action is pending, or to Delta’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Delta Benefit have in all material respects been timely made. No Delta Company has incurred, or will incur in connection with the transactions contemplated by this Agreement, any material Liability in connection with termination of, or withdraw from, any Delta Benefit Plan, except for customary administrative charges.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Delta Benefit Plan, determined as of the end of Delta’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Delta Benefit Plan allocable to such benefit liabilities or have been accrued in all material respects on the Delta Financials.

(e) Delta is not, nor will be, obligated, whether under any Delta Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by a Delta Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which Delta or any Delta Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

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6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Delta Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits required for its business and operations, no Action is pending or, to Delta’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to Delta’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Delta Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Delta Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to Delta’s Knowledge, threatened against any Delta Company or any assets of a Delta Company alleging either or both that a Delta Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Delta Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Delta Company or any property currently or formerly owned, operated, or leased by any Delta Company or any property to which a Delta Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Delta Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Delta Company or, to Delta’s Knowledge, previously owned, operated, or leased property of a Delta Company pending or, to Delta’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of Delta, there is not located at any of the properties of a Delta Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) Delta has provided to CHC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Delta Company.

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6.21 Transactions with Related Persons. No Delta Company nor any of its Related Persons is presently, or in the past three (3) years, has been, a party to any transaction with a Delta Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Delta Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Delta Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Delta Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Delta Company. The assets of the Delta Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Delta Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 6.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 6.21 that cannot be terminated upon sixty (60) days’ notice by the Delta Companies without cost or penalty.

6.22 Business Insurance.

(a) Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Delta Company relating to a Delta Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to CHC. All premiums due and payable under all such insurance policies have been timely paid and the Delta Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Delta Company has any self-insurance or co-insurance programs. Since January 1, 2017, no Delta Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Delta Company since January 1, 2017. Each Delta Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Delta Companies. To the Knowledge of Delta, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Delta Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Delta Balance Sheet Date, the ten (10) largest customers of the Delta Companies (the “Delta Top Customers”) and the ten largest suppliers of goods or services to the Delta Companies (the “Delta Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Delta Company with such suppliers and customers are good commercial working relationships and (i) no Delta Top Vendor or Delta Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to Delta’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Delta Company, (ii) no Delta Top Vendor or Delta Top Customer has during the last twelve (12) months decreased materially or, to Delta’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Delta Company or intends to stop, decrease or limit materially its products or services to any Delta Company or its usage or purchase of the products or services of any Delta Company, (iii) to Delta’s Knowledge, no Delta Top Vendor or Delta Top Customer intends to refuse to pay any amount due to any Delta Company or seek to exercise any remedy against any Delta Company, (iv) no Delta Company has within the past two (2) years been engaged in any material dispute with any Delta Top Vendor or Delta Top Customer, and (v) to Delta’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Delta Company with any Delta Top Vendor or Delta Top Customer.

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6.24 Certain Business Practices.

(a) No Delta Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Delta Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Delta Company or assist any Delta Company in connection with any actual or proposed transaction.

(b) The operations of each Delta Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Delta Company with respect to the any of the foregoing is pending or, to the Knowledge of Delta, threatened.

(c) No Delta Company or any of their respective directors or officers, or, to the Knowledge of Delta, any other Representative acting on behalf of a Delta Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Delta Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.25 Investment Company Act. No Delta Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CHC, Pubco, the Delta Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Delta Company.

6.27 Information Supplied. None of the information supplied or to be supplied by Delta expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CHC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Delta expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Delta makes no representation, warranty or covenant with respect to any information supplied by or on behalf of CHC or its Affiliates.

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6.28 Independent Investigation. Delta has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of CHC, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CHC, Pubco and Merger Sub for such purpose. Delta acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of CHC, Pubco and Merger Sub set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) and in any certificate delivered to Delta pursuant hereto, and the information provided by or on behalf of CHC, Pubco or Merger Sub for the Registration Statement; and (b) none of CHC, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to CHC, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) or in any certificate delivered to Delta pursuant hereto.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Seller, severally and not jointly, hereby represents and warrants to CHC and Pubco, as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing. Such Seller, if not an individual, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and, if an individual, capacity, to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

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7.3 Ownership. Such Seller owns good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I attached hereto, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of such Seller’s Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.5 Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

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7.7 Investment Representations. Such Seller (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement; (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Pubco, CHC or their respective Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco, CHC, or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the CHC Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Merger Sub, CHC or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8 Tax and Legal Matters. Neither such Seller nor such Seller’s Affiliates have taken or agreed to take any action, or are aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

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7.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CHC, Pubco, Delta or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

7.10 Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CHC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of CHC or its Affiliates.

7.11 Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of CHC, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CHC, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Seller has relied solely upon its own investigation and the express representations and warranties of CHC, Pubco and Merger Sub set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of CHC, Pubco or Merger Sub for the Registration Statement; and (b) none of CHC, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to CHC, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

Article VIII

COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of Delta, Pubco and Merger Sub shall give, and shall cause its Representatives to give, CHC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Delta Companies, Pubco or Merger Sub as CHC or its Representatives may reasonably request regarding the Delta Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the, Delta, Pubco and Merger Sub to reasonably cooperate with CHC and its Representatives in their investigation, except that nothing herein shall require Delta, Pubco, Merger Sub or their Representatives to disclose any information to CHC and CHC’s Representatives that would cause a risk of loss of legal privilege to the disclosing party or would constitute a violation of applicable Laws; provided that Delta, Pubco, Merger and their Representatives shall have used commercially reasonable efforts to provide such information without violation of applicable Law. CHC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Delta Companies, Pubco or Merger Sub.

(b) During the Interim Period, subject to Section 8.13, CHC shall give, and shall cause its Representatives to give, Delta, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to CHC or its Subsidiaries, as Delta, Pubco, Merger Sub or their respective Representatives may reasonably request regarding CHC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of CHC’s Representatives to reasonably cooperate with Delta, Pubco and Merger Sub and their respective Representatives in their investigation, except that nothing herein shall require either CHC or its Subsidiaries to disclose any information to Delta, Pubco, Merger Sub, or their Representatives that would cause a risk of loss of legal privilege to the disclosing party or would constitute a violation of applicable Laws; provided that CHC shall have used commercially reasonable efforts to provide such information without violation of applicable Law. Delta and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of CHC or any of its Subsidiaries.

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8.2 Conduct of Business of Delta, Pubco, Merger Sub and the Sellers.

(a) Unless CHC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.2, Delta, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Delta Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 8.2, during the Interim Period, without the prior written consent of CHC (such consent not to be unreasonably withheld, conditioned or delayed), each of Delta, Pubco or Merger Sub shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, provided that Delta shall be entitled to issue a number of shares up to five percent (5%) of the issued and outstanding Delta Shares to directors, officers, employees and consultants pursuant to share or option awards or otherwise, provided that the recipient or transferee of such securities (the “New Seller”) executes and delivers to Pubco, Delta, and CHC a joinder agreement in form and substance reasonably acceptable to Delta and CHC to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to Pubco, Delta and CHC any Ancillary Documents to which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement, and the Parties shall make any appropriate adjustments to Annex I to account for such New Seller;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) except in connection with any Other Acquisition, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $5,000,000, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $5,000,000;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Delta Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

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(vi) make, change or revoke any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, make any material change in its accounting or Tax policies or procedures, file any Tax Return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of Taxes with any Tax authority, in each case, except as required by applicable Law or in compliance with GAAP or IFRS, as relevant;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Delta Registered IP, Delta Licensed IP or other Delta IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under any Delta Material Contract or enter into any Contract that would be a Delta Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Delta Financials or the consolidated financial statements of Pubco, as applicable, other than any waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of Delta in accordance with its past practices which are not material individually or in the aggregate;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any material assets, taken as a whole, except for dispositions of obsolete assets or sales;

(xvi) except for any Other Acquisition, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice or pursuant to any Delta Material Contract;

(xvii) except in connection with any Other Acquisition, make capital expenditures in excess of $5,000,000 for any project;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000 other than in the ordinary course of business consistent with past practice, pursuant to the terms of a Delta Material Contract or Delta Benefit Plan, or in connection with any Other Acquisition;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, in any case outside of the ordinary course of business consistent with past practice;

(xxi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Delta, Pubco or Merger Sub;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of CHC, (i) Delta shall not issue any Delta Securities, and (ii) no Seller shall sell, transfer or dispose of any Delta Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Delta Securities (the “New Seller”) executes and delivers to CHC, Pubco, Merger Sub and Delta a joinder agreement, in form and substance reasonably acceptable to CHC and Pubco, to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to CHC, Pubco, Merger Sub and Delta any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I to account for any such New Seller.

8.3 Conduct of Business of CHC.

(a) Unless Delta and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.3, CHC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to CHC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 8.3, during the Interim Period, without the prior written consent of Delta and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), CHC shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards (other than the issuances of common stock issuable pursuant to the CHC Stock Options, which options are outstanding as of the date hereof), or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent CHC from borrowing funds necessary to finance its ordinary course administrative costs and expenses, including its ordinary course accounts payables, and Expenses incurred in connection with the consummation of the Transactions;

(v) make, change or revoke any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, make any material change in its accounting or Tax policies or procedures, file any Tax Return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of Taxes with any Tax authority, in each case, except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

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(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting CHC’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, CHC or any CHC Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the CHC Financials, other than waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of CHC in accordance with its past practices which are not material individually or in the aggregate;

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiii) sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any material assets, taken as a whole, except for dispositions of obsolete assets or sales;

(xiv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) take any action that would result in CHC having a net exposure in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate under all of its hedging activities; or

(xxi) authorize or agree to do any of the foregoing actions.

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8.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, Delta shall deliver to CHC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Delta Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of Delta to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Delta Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, Delta will also promptly deliver to CHC copies of any audited consolidated financial statements of the Delta Companies that the Delta Companies’ certified public accountants may issue.

8.5 CHC Public Filings. During the Interim Period, CHC shall keep current and timely file (subject to extension pursuant to Rule 12b-25 promulgated by the SEC) all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Transactions to maintain the listing of the CHC Common Stock on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares.

8.6 No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except as set forth below, CHC shall not, shall cause each CHC Company, and shall use commercially reasonable efforts to cause each officer, director, employee or Affiliate of CHC or of any CHC Company not to, and shall not authorize or permit any Representative of CHC or any CHC Company, directly or indirectly, to (i) solicit, initiate, encourage or take any other action designed to solicit or which may have the effect of soliciting or indicating an interest in a solicitation of, the submission of, any Takeover Proposal, (ii) participate or engage in any written correspondence, discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iii) unless the CHC board of directors (“CHC Board”) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the CHC Board to CHC’s stockholders under applicable Law and solely to the extent necessary to permit such third party to submit an unsolicited Takeover Proposal that is, or is reasonably likely to be, a Superior Proposal, to the CHC Board, release any third party from any confidentiality or standstill agreement to which CHC is a party, or fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under, any such agreement. CHC shall, and shall cause each CHC Company and CHC’s and each such CHC Company’s respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussions or negotiations heretofore conducted by CHC, any CHC Company or their respective Representatives with respect to any Takeover Proposal. CHC shall promptly after the date of this Agreement instruct each Person that has heretofore executed a confidentiality agreement relating to any Takeover Proposal to promptly return or destroy all information, documents and materials relating to a Takeover Proposal or to CHC or its businesses, operations or affairs heretofore furnished by CHC or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement. It is understood that any violation of the restrictions of this Section 8.6(a) in any material respect by any Representative of CHC or any CHC Company shall be deemed a material breach of this agreement by CHC.

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(b) Notwithstanding the restrictions set forth in Section 8.6(a), if, prior to the Required Company Stockholder Vote, in response to an unsolicited written, bona fide Takeover Proposal from a third party that the CHC Board determines in good faith (after consultation with its financial advisors and independent outside legal counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal, CHC and its Representatives may, subject to CHC giving Delta prompt written notice (which notice shall contain a description of the material terms and conditions pertinent thereto and the other parties thereto), and a statement to the effect that the CHC Board has made the determination required by this Section 8.6(b) in respect thereof and that CHC intends to furnish non-public information to, or enter into discussions or negotiations with, such Person):

(i) furnish information with respect to CHC and each CHC Company to the Person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement that contains terms no less favorable to CHC than the terms of the confidentiality provisions of this Agreement or any non-disclosure agreement entered into between CHC and Delta (except that such confidentiality agreement shall contain additional provisions that expressly permit CHC to comply with the provisions of this Section 8.6), provided, that a copy of all such information is delivered simultaneously to Delta to the extent it has not previously been so furnished to Delta, and

(ii) engage in such negotiations or discussions with the Person making such Takeover Proposal as the CHC Board shall determine in good faith that the failure to take such action would be reasonably likely to violate the fiduciary duties of the CHC Board to CHC’s stockholders under applicable Law.

(c) Except as otherwise permitted by Section 8.6(d), neither the CHC Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Delta, Pubco or Merger Sub, the CHC Board recommendation regarding the Transactions, or fail to include a recommendation in the Proxy Statement to approve the Transactions, (ii) approve or recommend or propose publicly to approve or recommend, any Takeover Proposal (any of the foregoing in clause (i) or (ii), a “Change in Recommendation”), (iii) take any action to exempt any Person (other than Delta, Pubco, Merger Sub and their respective Affiliates) from the restrictions contained in any takeover Law or otherwise cause such restrictions not to apply, (iv) enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal, or (v) enter into any agreement, agreement-in-principle or letter of intent requiring Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Transactions or breach its obligations under this Agreement.

(d) Notwithstanding the provisions of this Section 8.6, at any time prior to the Required Stockholder Approval, the CHC Board (or applicable committee thereof) may:

(i) in the absence of a Takeover Proposal, make a Change in Recommendation if a material event or change in circumstances has occurred after the date hereof that was not known or reasonably foreseeable by CHC prior to the date hereof and the CHC Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the CHC Board to CHC’s stockholders under applicable Law, or

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(ii) if the CHC Board (or the applicable committee thereof) has received a written, bona fide Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal, and such Takeover Proposal shall not have resulted from a breach or violation of the terms of this Section 8.6, terminate this Agreement to authorize and allow CHC to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, prior to the CHC Board taking any such action contemplated by clauses (i) or (ii): (A) CHC shall have provided to Delta prompt written notice advising Delta of the decision of the CHC Board to take such action and the reasons therefor; (B) CHC shall have given Delta five (5) business days after the date of delivery of such notice to propose revisions to the terms of this Agreement or make another proposal and, if Delta proposes to revise the terms of this Agreement or make another proposal, CHC shall have, during such period, negotiated in good faith with Delta with respect to such proposed revisions or other proposal and to make such adjustments in the terms and conditions of this Agreement as would permit CHC or the CHC Board not to accept such Takeover Proposal without being in violation of the fiduciary duties of CHC’s directors (it being agreed that any material changes to any Takeover Proposal shall require delivery of a new notice and a new period of five (5) business days after the date of such delivery for negotiations between Delta and CHC); and (C) with respect to any Takeover Proposal contemplated by clause (ii), the CHC Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel and after considering the results of such negotiations and giving effect to the proposals made by Delta, if any, that such Takeover Proposal constitutes a Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit CHC or the CHC Board from (i) taking and disclosing to the stockholders of CHC a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of CHC pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided CHC has otherwise complied with the terms of this Section 8.6(e), provided, however, that any disclosure made by CHC or the CHC Board pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that CHC is unable to take a position with respect to the bidder’s tender offer unless the CHC Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Laws; provided, further, that (x) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Change in Recommendation subject to the terms and conditions of this Agreement unless the CHC Board reaffirms the CHC Board Recommendation in such disclosure or public statement; and (y) CHC shall not affect a Change in Recommendation unless specifically permitted pursuant to the terms of this Section 8.6(e).

(f) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. on October 19, 2022 (the “Go-Shop Period”), CHC shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute Takeover Proposals, including by way of providing access to non–public information to any Person and its Representatives, its affiliates and its prospective equity and debt financing sources, provided that prior to furnishing such information, CHC has entered into an non-disclosure agreement with such Person, and provided, further, that CHC shall promptly make available to Delta any non-public information concerning CHC or any CHC Company that it provides to any Person given such access if such information was not previously made available to Delta, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons and their Representatives, their affiliates and their prospective equity and debt financing sources with respect to any Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. In the event that the CHC Board determines to accept any Takeover Proposal it receives during the Go-Shop Period, Delta shall be entitled to negotiate the terms of Delta’s proposal and this Agreement in accordance with Section 8.6(d), and submit a topping or alternate bid provided that the amount of the Superior Proposal Termination Fee otherwise payable under Section 10.4 shall be deducted from the amount of consideration payable by Delta in connection with such topping or alternate bid.

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(g) In addition to the other obligations of CHC set forth in this Section 8.6, CHC shall promptly, and in any case within twenty-four (24) hours of its receipt, advise Delta orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, and the material terms and conditions of such request, Takeover Proposal or inquiry. CHC shall keep Delta informed on a reasonably current basis of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such Takeover Proposal or inquiry. In addition to the foregoing, CHC shall provide Delta with at least twenty-four (24) hours prior notice of a meeting of the CHC Board (or such lesser notice as is provided to the members of the CHC Board) at which the CHC Board is reasonably expected to consider a Takeover Proposal.

(h) In the event that CHC accepts a Takeover Proposal which is a Superior Proposal or effects a Change in Recommendation, contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation, CHC shall pay to Delta, by wire transfer of immediately available funds, the Termination Fee as defined in Section 10.4. For the avoidance of doubt, it shall be a condition to the acceptance of a Superior Proposal or a Change in Recommendation that the Termination Fee be paid at the time set forth in Section 10.4(c).

8.7 No Trading. Delta, Pubco, Merger Sub and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of CHC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Delta, Pubco, Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of CHC, communicate such information to any third party, take any other action with respect to CHC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to Delta, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to Delta, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to Delta, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to Delta, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to Delta, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any fees, costs and expenses in connection with any filings required under Antitrust Laws pursuant to this Section 8.9(b) shall be borne by Delta.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to Delta, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, Delta, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

8.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, CHC and Pubco shall prepare with the assistance of Delta and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of CHC Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of CHC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from CHC stockholders for the matters to be acted upon at the Special Stockholder Meeting.

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(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from CHC stockholders to vote, at a special meeting of CHC stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions, by the holders of CHC Common Stock in accordance with CHC’s Organizational Documents, the NRS and the rules and regulations of the SEC and Nasdaq, (B) the adoption and approval of a new Equity Incentive Plan for Pubco, in form and substance to be mutually agreed by Pubco, Delta and CHC prior to the Closing (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to fifteen percent (15%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, and containing a customary “evergreen” provision equal to two percent (2%) of the outstanding Pubco Ordinary Shares on a fully diluted basis per annum, (C) the appointment, and designation of classes, of the members of the Post-Closing Pubco Board, in each case in accordance with Section 8.14 hereof, (D) such other matters as Delta, Pubco and CHC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (D), collectively, the “Stockholder Approval Matters”), and (E) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of CHC.

(c) If, on the date one day immediately preceding the date for which the Special Stockholder Meeting is scheduled, CHC reasonably believes that it will not receive proxies representing a sufficient number of shares to obtain the Required Stockholder Approval, whether or not a quorum is present, or, CHC will not have sufficient shares of CHC common stock to constitute a quorum, CHC may in its sole discretion make one or more successive postponements or adjournments of the Special Stockholder Meeting as long as such Special Stockholder Meeting is not postponed more than five days for each postponement or adjournment or an aggregate of ten days for all such postponements or adjournments. In connection with the Registration Statement, CHC and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in CHC’s Organizational Documents, the NRS and the rules and regulations of the SEC and Nasdaq. CHC and Pubco shall cooperate and provide Delta (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. Delta shall provide CHC with such information concerning the Delta Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by Delta shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(d) Pubco shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby, which shall include reasonable best efforts to cause to be delivered to consent from its independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act. Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Special Stockholder Meeting, respectively. Each of CHC, Pubco and Delta shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to Delta, Pubco, CHC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to CHC’s stockholders to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and CHC’s Organizational Documents; provided, however, Pubco may not amend the Registration Statement without CHC’s written consent.

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(e) CHC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. CHC and Pubco shall provide Delta with copies of any written comments, and shall inform Delta of any material oral comments, that CHC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Stockholder Meeting promptly after the receipt of such comments and shall give Delta a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, CHC and Pubco shall distribute the Registration Statement to CHC’s stockholders and, pursuant thereto, shall call the Special Stockholder Meeting in accordance with the NRS for a date no later than forty (40) days following the effectiveness of the Registration Statement.

(g) CHC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, CHC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting.

8.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of CHC, Pubco and Delta, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release and within four (4) Business Days of execution of this Agreement, CHC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which Delta shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with Delta reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which CHC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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8.13 Confidential Information.

(a) Delta, Pubco, Merger Sub and the Sellers agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any CHC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the CHC Confidential Information without CHC’s prior written consent; and (ii) in the event that Delta, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any CHC Confidential Information, (A) provide CHC to the extent legally permitted with prompt written notice of such requirement so that CHC or an Affiliate thereof may seek, at CHC’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or CHC waives compliance with this Section 8.13(a), furnish only that portion of such CHC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such CHC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Delta, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to CHC or destroy (at CHC’s election) any and all copies (in whatever form or medium) of CHC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) CHC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Delta Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Delta Confidential Information without Delta’s prior written consent; and (ii) in the event that CHC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Delta Confidential Information, (A) provide Delta to the extent legally permitted with prompt written notice of such requirement so that Delta may seek, at Delta’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or Delta waives compliance with this Section 8.13(b), furnish only that portion of such Delta Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Delta Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, CHC shall, and shall cause its Representatives to, promptly deliver to Delta or destroy (at Delta’s election) any and all copies (in whatever form or medium) of Delta Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, CHC and its Representatives shall be permitted to disclose any and all Delta Confidential Information to the extent required by the Federal Securities Laws.

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8.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of not less than five (5) and not greater than seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) individual that is designated by CHC prior to the Closing who will be reasonably acceptable to Delta (the “CHC Director”); and (ii) up to six (6) individuals (as applicable) that are designated by Delta prior to the Closing (the “Delta Directors”). Pursuant to the Amended Pubco Charter as in effect as of the Closing, the Post-Closing Pubco Board shall be a classified board with three classes of directors, with (A) one class of directors, the Class A Directors, initially serving a one (1)-year term, such term effective from the Closing (but any subsequent Class A Directors serving a three (3)-year term), (b) a second class of directors, the Class B Directors, initially serving a two (2)-year term, such term effective from the Closing (but any subsequent Class B Directors serving a three (3)-year term), and (c) a third class of directors, the Class C Directors, serving a three (3)-year term, such term effective from the Closing.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to either resign or be removed from their office, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of Delta immediately prior to the Closing (unless Delta desires to appoint another qualified person to serve in either such role, in which case, such other person identified by Delta shall serve in such role).

8.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of CHC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of CHC (the “D&O Indemnified Persons”) as provided in CHC’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and CHC, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of CHC to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of CHC to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of CHC’s directors and officers, CHC shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than CHC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and CHC shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and CHC shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

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8.16 Employment Agreements. Prior to the Closing, Delta and CHC shall use its reasonable best efforts to cause the persons set forth on Schedule 8.16 to enter into the Employment Agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to Delta and CHC, between each such person and Pubco or a Subsidiary of Pubco, as applicable.

8.17 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, indirect and other substantially similar Taxes (including any indirect capital gains taxes) and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne by Delta. Delta shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and CHC agrees to cooperate in the filing of such Tax Returns and other documentation, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation.

8.18 Tax Matters. Each of the Parties (together with each of its respective Affiliates) shall use its reasonable best efforts to cause, taken together, the Merger and the Share Exchange to qualify as an exchange described in Section 351 of the Code, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

8.19 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Pubco, Delta and CHC will take all such steps as may be required (to the extent permitted under applicable Laws and no-action letters issued by the SEC) to cause any acquisition of Pubco Ordinary Shares (including derivative securities with respect to Pubco Ordinary Shares) by each Person (including any director by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pubco, to be exempt under Rule 16b-3 under the Exchange Act. At least ten (10) days prior to the Closing Date, CHC will furnish the following information to Pubco for each Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CHC: (a) the number of shares of CHC Common Stock held by such Person and expected to be exchanged for Pubco Ordinary Shares pursuant to the Transaction and (b) the number of other derivative securities (if any) with respect to CHC Common Stock held by such individual and expected to be converted into Pubco Ordinary Shares or derivative securities with respect to Merger Sub Common Stock in connection with the Transactions.

8.20 Pubco S-8 Registration Statement. Pubco shall file with the SEC, as soon as reasonably practicable following the Effective Date, a registration statement on Form S-8, if available, for use by Pubco, relating to the Pubco Ordinary Shares issuable with respect to CHC Stock Options assumed by Pubco in accordance with Section 1.6(c).

8.21 Listing. Pubco shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the Pubco Ordinary Shares to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. CHC and Delta will cooperate with Pubco as reasonably requested by Pubco with respect to the Nasdaq Listing Application and promptly furnish to Pubco all information concerning the Delta Companies, or CHC and its stockholders, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 8.21.

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8.22 Employees; Employee Benefits.

(a) During the twelve (12)-month period commencing on the Closing (or, if earlier, the date of termination of the applicable Continuing Employee) (the “Continuation Period”), Pubco shall, or shall cause CHC or its Subsidiaries or Affiliates, as applicable, to, provide to each employee of CHC immediately before the Closing who continues employment with Pubco or any of its Subsidiaries or Affiliates after the Closing Date (such employees, the “Continuing Employees”): (i) base salary or base wages at the same annual or periodic rate as the base salary or base wages provided to such Continuing Employee immediately before the Closing; (ii) an annual cash bonus opportunity or commissions opportunity that is no less favorable than the annual cash bonus opportunity or commissions opportunity provided to such Continuing Employee immediately before the Closing; and (iii) employee benefits that are no less favorable in the aggregate than those employee benefits provided to such Continuing Employee immediately before the Closing (excluding any equity or equity-based compensation, any deferred compensation, any long-term incentive compensation, any defined benefit pension, any retiree medical arrangements, or any retention bonus, change of control bonus, transaction bonus, or similar bonus compensation).

(b) From and after the Closing Date, Pubco shall treat, and shall cause CHC or its Subsidiaries or Affiliates, as applicable, and each of the Delta Benefit Plans after the Closing Date in which a Continuing Employee participates or becomes eligible to participate to treat, for purposes of determining eligibility to participate, vesting, and accrual of and entitlement to benefits where length of service is relevant (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) all service with CHC as service with Delta and Pubco or their respective Subsidiaries and Affiliates to the same extent recognized under the analogous CHC Benefit Plan prior to Closing, except to the extent it would result in duplication of benefits or coverage.

(c) From and after the Closing Date, Pubco or Delta, as applicable, shall take commercially reasonable efforts to cause each Delta Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA: (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, and pre-existing condition limitations and exclusions with respect to each Continuing Employee to the extent waived or satisfied under the analogous CHC Benefit Plan; and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment, and out-of-pocket maximums under such Delta Benefit Plan any deductible, co-payment, and out-of-pocket expenses paid by the Continuing Employee under an analogous CHC Benefit Plan during the plan year for such CHC Benefit Plan in which occurs the later of the Closing Date and the date on which such Continuing Employee becomes covered under such Delta Benefit Plan.

(d) This Section 8.22 shall only be binding upon and inure solely to the benefit of each of CHC and Delta or their respective Subsidiaries and Affiliates, and nothing in this Section 8.22, express or implied, shall confer upon any other Person any third-party beneficiary or other rights or remedies of any nature whatsoever under or by reason of this Section 8.22 or inure to the benefit of or be enforceable by any service provider, employee, director or independent consultant of CHC, Delta, Pubco or their respective Subsidiaries or Affiliates, of any entity or any Person representing the interest of any employees, directors or independent consultants or of any Person whose rights are derivative of any such employee (including a family member or estate of the employee). Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any CHC Benefit Plan or other benefit plan, program, agreement or arrangement or (ii) alter or limit the ability of CHC, Delta, Pubco or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 8.22 shall not create any right in any service provider, CHC employee or any other Person to any continued employment with CHC, Delta, Pubco or any of their respective Subsidiaries or Affiliates or compensation or benefits of any nature or kind whatsoever.

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Article IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by Delta and CHC of the following conditions:

(a) Required Stockholder Approval. The Stockholder Approval Matters that are submitted to the vote of the stockholders of CHC at the Special Stockholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of CHC at the Special Stockholder Meeting in accordance with CHC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Stockholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents set forth in Schedule 9.1(c) shall have been obtained.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

(g) Pubco Charter Amendment. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in form and substance as shall have been mutually agreed by Pubco, Delta and CHC prior to the Closing (the “Amended Pubco Charter”).

(h) Foreign Private Issuer Status. Each of Delta and CHC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(j) Stock Exchange Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

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9.2 Conditions to Obligations of Delta, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of Delta, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by Delta and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of CHC set forth in Article IV of this Agreement and in any certificate delivered by or on behalf of CHC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, CHC.

(b) Agreements and Covenants. CHC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to CHC since the date of this Agreement which is continuing and uncured.

(d) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Hedging Activities. CHC shall not have net exposure in excess of One Million Five Hundred Thousand $1,500,000 under all of its hedging activities at the Closing.

(f) Cash and Cash Equivalents; Indebtedness. Upon the Closing, CHC shall have no more than $9.0 million of debt (inclusive of capital leases and liabilities), $4.0 million in available cash post-closing, $0.9 million of minority interests and no stand-by equity lines, preferred equity, warrants, options (other than the CHC Stock Options outstanding), derivatives or any other convertible securities outstanding).

(g) Closing Deliveries.

(i) Officer Certificate. CHC shall have delivered to Delta and Pubco a certificate, dated the Closing Date, signed by an executive officer of CHC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to CHC.

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(ii) Secretary Certificate. CHC shall have delivered to Delta and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of CHC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of CHC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which CHC is or is required to be a party or otherwise bound.

(iii) Good Standing. CHC shall have delivered to Delta and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for CHC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of CHC’s jurisdiction of organization and from each other jurisdiction in which CHC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) FIRPTA Certificate. CHC shall deliver to Pubco a duly executed certification that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Pubco, certifying that CHC is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that provision of such certificate shall not be a condition to Closing and that the sole remedy for failure to provide such certification shall be withholding, if applicable.

9.3 Conditions to Obligations of CHC. In addition to the conditions specified in Section 9.1, the obligations of CHC to consummate the Transactions are subject to the satisfaction or written waiver (by CHC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Delta, Pubco, Merger Sub and the Sellers set forth in Articles V, Article VI and Article VII of this Agreement and in any certificate delivered by or on behalf of Delta, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Delta Company, Pubco or any Seller.

(b) Agreements and Covenants. Delta, Pubco, Merger Sub and the Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Delta Company or Pubco since the date of this Agreement which is continuing and uncured.

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(d) Certain Ancillary Documents. Each Non-Competition Agreement, each Lock-Up Agreement and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Share Exchange. The Share Exchange shall have been effectuated in accordance with Section 2.1.

(f) Closing Deliveries.

(i) Officer Certificate. CHC shall have received a certificate from Delta, dated as the Closing Date, signed by an executive officer of Delta in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c). Pubco shall have delivered to CHC a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii) Seller Certificate. CHC shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller.

(iii) Secretary Certificates. Delta and Pubco shall each have delivered to CHC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv) Good Standing. Delta shall have delivered to CHC a good standing certificate (or similar documents applicable for such jurisdictions) for Delta certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Delta’s jurisdiction of organization and from each other jurisdiction in which Delta is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to CHC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Cash and Cash Equivalents. Upon the Closing, Delta shall provide to CHC reasonably satisfactory evidence that Delta has cash and cash equivalents of not less than $5,000,000.

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(vi) Tax Opinions. At or prior to the Closing, Lowenstein Sandler LLP, counsel for CHC, and EGS, U.S. counsel for Delta, Pubco, Merger Sub and the Sellers, each shall have delivered a tax opinion, dated as of the Closing Date, that the Transactions should be treated as an exchange described in Section 351 of the Code.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to Delta, any Delta Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X

TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of CHC and Delta;

(b) by written notice by CHC or Delta if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by June 29, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to Delta, the Sellers, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either CHC or Delta if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to Delta, the Sellers, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by Delta to CHC, if (i) there has been a material breach by CHC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of CHC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section (i)(a) or Section (i)(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to CHC by Delta or (B) the Outside Date; provided, that Delta shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time Delta, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement;

(e) by written notice by CHC to Delta, if (i) there has been a breach by Delta, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Delta by CHC or (B) the Outside Date; provided, that CHC shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time CHC is in material uncured breach of this Agreement;

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(f) by written notice by CHC to Delta, if there shall have been a Material Adverse Effect on any Delta Company or Pubco following the date of this Agreement which is uncured and continuing;

(g) by written notice by either CHC or Delta to the other if the Special Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, CHC’s stockholders have duly voted, and the Required Stockholder Approval was not obtained; or

(h) by written notice by CHC to Delta, if CHC accepts a Takeover Proposal which is a Superior Proposal or effects a Change in Recommendation, contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 10.3, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

10.4 Termination Fees.

(a) Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by Delta pursuant to Section 10.1(d), then CHC shall pay to Delta a termination fee in cash equal to Seven Hundred Fifty Thousand Dollars ($750,000) plus a disbursement of all documented, out-of-pocket expenses up to Two Hundred Fifty Thousand Dollars ($250,000) (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) (the “CHC Termination Fee”); provided that no CHC Termination Fee shall be payable in the event that this Agreement is terminated for failure of CHC to obtain the Required Stockholder Approval so long as CHC has held the Special Stockholder Meeting in accordance with applicable Law effective in accordance of the provisions of the Securities Act. Any CHC Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Delta within three (3) Business Days of the notice of such termination.

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(b) Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by CHC pursuant to Section 10.1(e), then Delta shall pay to CHC a termination fee in cash equal to Seven Hundred Fifty Thousand Dollars ($750,000) plus a disbursement of all documented, out-of-pocket expenses up to Two Hundred Fifty Thousand Dollars ($250,000) (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) (the “Delta Termination Fee”); provided that no Delta Termination Fee shall be payable in the event that this Agreement is terminated for failure of (x) CHC to obtain the Required Stockholder Approval so long as CHC has held the Special Stockholder Meeting in accordance with applicable Law or (y) the Registration Statement to have been deemed effective subject to the applicable provisions of Securities Act. Any Delta Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Delta within three (3) Business Days of the notice of such termination.

(c) Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by CHC pursuant to Section 10.3(h) in the event that CHC accepts a Takeover Proposal which is a Superior Proposal or effects a Change in Recommendation, contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation, CHC shall pay to Delta, by wire transfer of immediately available funds, a break-up fee equal to the greater of (i) One Million Three Hundred Thousand Dollars ($1,300,000) and (ii) the amount of all documented, reasonable out-of-pocket costs, fees and expenses incurred by Delta (including, without limitation, any documented reasonable fees, costs and expenses incurred by Delta for consultants, advisors and attorneys), up to an aggregate of Two Million Dollars ($2,000,000) (the “Superior Proposal Termination Fee” and each of the Superior Proposal Termination Fee, CHC Termination Fee and the Delta Termination Fee, a “Termination Fee”).

(d) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable under this Section 10.4, the payment of such Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the terminating Party or its Affiliates would otherwise be entitled to assert against the other Party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the terminating Party or its Affiliates, provided, that the foregoing shall not limit (x) the other Party or its Affiliates from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Delta or CHC, as the case may be, to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article XI

WAIVERS AND Releases

11.1 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Delta Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Delta Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Delta Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Delta Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 11.1.

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11.2 No Recourse. Except in the case of fraud, or to the extent otherwise set forth in any document, certificate or instrument delivered in connection with this Agreement, the Ancillary Documents or the Transactions contemplated hereunder, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any of the Ancillary Documents, (b) the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to this Agreement or any of the Ancillary Documents), (c) any breach or violation of this Agreement or any of the Ancillary Documents and (d) the failure of the transactions contemplated hereunder to be consummated, in each case, may be made by the parties hereto only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties hereto or thereto, as applicable (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to the items in the immediately preceding clauses (a) through (d), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law (other than as set forth in any applicable Ancillary Document), (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any other Contracting Party’s Nonparty Affiliate in respect of this Agreement or any Ancillary Document, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any Ancillary Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Ancillary Document.

Article XII

MISCELLANEOUS

12.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

12.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) if sent by email on a Business Day before 11:59 p.m. (recipient’s time), when transmitted; (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to CHC at or prior to the Closing, to: Coffee Holding Co., Inc. 3475 Victory Boulevard Staten Island, New York 10314 Attn: Andrew Gordon, President, CEO & CFO	with a copy (which will not constitute notice) to: Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Attn: Steven M. Skolnick, Esq.

If to Delta at or prior to the Closing, to: c/o Delta Corp Holdings Limited Suite 3016, The Leadenhall Building 122 Leadenhall Street London EC3V 4AB, United Kingdom Attn: Mudit Paliwal, CEO

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Barry I. Grossman, Esq. and Sarah E. Williams, Esq.

Telephone No.: (212) 370-1300

If to Pubco or Merger Sub at or prior to the Closing, to: Boundary Hall, Cricket Square Grand Cayman KY1-1102 Cayman Islands Attn: Mudit Paliwal

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Barry I. Grossman, Esq. and Sarah E. Williams, Esq.

Telephone No.: (212) 370-1300

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If to any Seller, to: the address of such Seller as set forth underneath such Seller’s signature on the signature page hereto with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Barry I. Grossman, Esq. and Sarah E. Williams, Esq.

If to Pubco, CHC or Delta after the Closing, to: Boundary Hall, Cricket Square Grand Cayman KY1-1102 Cayman Islands Attn: Mudit Paliwal

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Barry I. Grossman, Esq. and Sarah E. Williams, Esq.

12.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of CHC, Pubco and Delta (except that Delta shall be entitled to assign this Agreement and its rights and obligations hereunder to an Affiliate without the prior written consent of any Party), and any assignment without such consent shall be null and void; provided that no such assignment (except an assignment by Delta to an Affiliate) shall relieve the assigning Party of its obligations hereunder.

12.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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12.5 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.5 for which the provisions of Section 12.6 and Section 12.7 will be applicable) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.5. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 12.5, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 12.5, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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12.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by CHC, Pubco, Delta, and the Sellers holding a majority of the Delta Shares; provided that no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller, provided, that, after approval of the Transactions by the CHC stockholders, as applicable, no amendment may be made which by Law requires further approval by such stockholders without such further approval.

12.11 Waiver. Each of CHC, Pubco and Delta on behalf of itself and its Affiliates, and each Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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12.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Delta to be given, delivered, provided or made available by Delta, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to CHC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of Delta for the benefit of CHC and its Representatives at least two (2) Business Days prior to the date of this Agreement and CHC and its Representatives have been given access to the electronic folders containing such information. To the extent that any Contract, document, certificate or instrument is represented and warranted to by CHC to be given, delivered, provided or made available by CHC, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Delta or its Representatives, such Contract, document, certificate or instrument shall have been (i) filed publicly or (ii) posted to the electronic data site maintained on behalf of CHC for the benefit of Delta and its Representatives at least two (2) Business Days prior to the date of this Agreement and Delta and its Representatives have been given access to the electronic folders containing such information.

12.14 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Article XIII

DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2023 Annual Report” means the annual report of Pubco for the fiscal year ended December 31, 2023 filed with the SEC.

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Aggregate Other Acquisition Value” means the total value attributable to all Other Acquisitions (if any).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Pubco Equity Plan, the Amended Pubco Charter, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“CHC Allocation Percentage” means the quotient of (a) the CHC Equity Value divided by (b) the sum of the CHC Equity Value and the Exchange Consideration.

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“CHC Interim Balance Sheet” means the balance sheet of CHC included in its Quarterly Report on Form 10-Q for the quarter ended July 31, 2022, filed with the SEC on September 14, 2022.

“CHC Interim Balance Sheet Date” means July 31, 2022.

“CHC Book Entry Shares” means the CHC Common Stock held in book-entry or other non-certificated form.

“CHC Common Stock” means the shares of Common Stock, par value $0.001 per share, of CHC.

“CHC Company” means each of CHC and its direct and indirect Subsidiaries.

“CHC Confidential Information” means all confidential or proprietary documents and information concerning CHC or any of its Affiliates; provided, however, that CHC Confidential Information shall not include any information which, (i) at the time of disclosure by Delta, Pubco, Merger Sub, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by CHC or its Representatives to by Delta, Pubco, Merger Sub, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such CHC Confidential Information.

“CHC Equity Value” means $31,467,295.2

“CHC Outstanding Shares” means the sum of (a) a number of shares equal to 12,727 (representing a number of shares attributable to the in-the-money portion of each CHC Stock Option outstanding as of the Closing) and (b) the total number of shares of CHC Common Stock outstanding as of immediately prior to the Closing.

“CHC Preferred Stock” means shares of Preferred Stock, par value $0.001 par value per share, of CHC.

“CHC Securities” means the CHC Common Stock, the CHC Preferred Stock and the CHC Stock Options, collectively.

“CHC Stock Options” means options to purchase shares of CHC Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

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“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Delta Allocation Percentage” means 1.00 minus the CHC Allocation Percentage (which CHC Allocation Percentage shall be decreased in connection with any Other Acquisition).

“Delta Company” means each of Delta and its direct and indirect Subsidiaries.

“Delta Confidential Information” means all confidential or proprietary documents and information concerning the Delta Companies, Pubco, Merger Sub or the Sellers or any of their respective Affiliates, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Delta Confidential Information shall not include any information which, (i) at the time of disclosure by CHC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Delta, Pubco, Merger Sub, the Seller or their respective Representatives to CHC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Delta Confidential Information.

“Delta Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of Delta or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of Delta.

“Delta Outstanding Shares” means the total number of shares of Delta Shares issued and outstanding immediately prior to the Closing expressed on a fully-diluted and as-converted basis and assuming, without limitation or duplication, (a) the exercise of any Delta share options outstanding as of immediately prior to the Closing and (b) the issuance of Delta Shares in respect of all other outstanding options, restricted share awards, warrants or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted share awards, warrants or rights triggered by or associated with the Closing (but excluding any other Delta Shares reserved for issuance under any Delta equity incentive plan).

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“Delta Securities” means, collectively, Delta Shares, any Delta options and any other Delta Convertible Securities.

“Delta Shares” means the ordinary shares, par value £1 per share, of Delta.

“Delta Transaction Shares” means a number of shares equal to the product determined by multiplying (a) the Post-Closing CHC Shares by (b) the Delta Allocation Percentage.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (a) the Delta Transaction Shares by (b) the Delta Outstanding Shares. For purposes of clarity, the calculation of the Exchange Ratio and resulting Pubco ownership as of the date of this Agreement is set forth on Schedule 13.1 hereto.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by Delta or any one or more of its Subsidiaries primarily for the benefit of employees of Delta or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based upon an alleged false or misleading statement, as defined at common law, provided that the false or misleading statement is made intentionally or with willful disregard of the truth.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

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“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), whether contingent or otherwise, including the principal amount thereof and all fees and interest accrued thereon, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, minority interests, preferred shares, or other debt security, including all interest accrued thereon, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all guarantees, pledges or similar assurances by any member of such Person to pay another Person’s debt or to perform another Person’s obligation in the case of default, (k) all off-balance sheet Liabilities of such Person; and (l) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Knowledge” means, with respect to (a) Delta, the actual knowledge of each of Mudit Paliwal, Peter Shaerf and Joseph Nelson, after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; (b) CHC, the actual knowledge of each of Andrew Gordon and David Gordon, after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; and (c) any other Party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (ii) if a natural person, the actual knowledge of such Party after reasonable inquiry.

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“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to CHC, the failure to obtain the Required Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to CHC.

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“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Net Income” means the “net income” line item in the consolidated audited income statement of Pubco included in the 2023 Annual Report (or its equivalent metric under IFRS).

“NRS” means the Nevada Revised Statutes Act, as amended.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, statutory books, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Other Acquisition” any acquisition by any Delta Company (whether by equity or asset purchase or otherwise) of all or substantially all of one or more other businesses, if any, completed prior to the date the Proxy Statement is mailed to the CHC stockholders, the value of which (as it relates to the Exchange Consideration) in each such case shall be determined in good faith by Delta and CHC.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP or IFRS, as applicable) have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Post-Closing CHC Shares” means the quotient determined by dividing (a) the CHC Outstanding Shares by (b) the CHC Allocation Percentage.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.0001 per share, of Pubco.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Preferred Shares, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal (provided, that for the purposes of this definition all references in the definition of Takeover Proposal to (a) “15%” shall be replaced by references to “a majority” and (b) “85%” shall be replaced by “50%”) received by CHC after the date hereof that is not the result of a breach or violation by CHC of Section 8.6 of this Agreement and is on terms that the CHC Board determines in its good faith judgment (after consultation with a financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal, financial legal and regulatory considerations, the identity of the Person or Persons making the proposal, the possibility of CHC’s stockholders to participate in the continuing growth of the Surviving Corporation, and other aspects of the proposal that the CHC Board deems relevant, (i) if completed, is more favorable from a financial point of view to the holders of CHC Common Stock than the Transactions (taking into account the payment of the Superior Proposal Termination Fee hereunder, as well as the terms of any proposal by Delta to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Delta, Merger Sub or any of their Affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving CHC or any CHC Company and involving (a) assets or businesses that constitute or represent 15% or more of the total revenue or assets of CHC and its Subsidiaries, taken as a whole, (b) 15% or more of the outstanding shares of CHC Common Stock or any other CHC capital stock or capital stock of, or other equity or voting interests in, any CHC Company directly or indirectly holding, individually or taken together, the assets or business referred to in clause (a) above, (c) a transaction pursuant to which the stockholders of CHC immediately preceding such transaction would hold less than 85% of the voting equity interest in the surviving or resulting entity of such transaction, or (d) any combination of the foregoing, in each case other than the Transactions.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, real property, personal property, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) liability under any abandonment or unclaimed property, escheat or similar Law and (d) any Liability for the payment of amounts described in clauses (a), (b) or (c) of this sentence as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

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“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA Procedures	12.5	CHC Directors	8.14(a)
Accounts Receivable	4.7(d)	CHC Disclosure Schedules	Article IV
Agreement	Preamble	CHC Financials	4.7(b)
Amended Pubco Charter	9.1(g)	CHC IP	4.13(c)
Antitrust Laws	8.9(b)	CHC IP Licenses	4.13(a)
Audited Delta Financials	6.7(a)	CHC Material Contract	4.12(a)
Certificate of Merger	1.2	CHC Owned Real Property	4.15(b)
Change in Recommendation	8.6(c)	CHC Permits	4.10
CHC	Preamble	CHC Personal Property Leases	4.16
CHC Benefit Plan	4.19(a)	CHC Real Property Leases	4.15(a)
CHC Board	8.6(a)	CHC Registered IP	4.13(a)
CHC Book Entry Shares	13.1	CHC Termination Fee	10.4(a)
CHC Certificates	1.6(g)(iii)	CHC Top Customers	4.26

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Term	Section	Term	Section
CHC Top Vendors	4.26	Lock-Up Agreement	Recitals
Closing	3.1	Lost Certificate Affidavit	2.3(b)
Closing Date	3.1	Management Shareholders	Recitals
Closing Filing	8.12(b)	Merger Consideration	1.6(a)
Closing Press Release	8.12(b)	Merger Sub	Preamble
Continuation Period	8.22(a)	Merger	Recitals
Continuing Employees	8.22(a)	New Seller	8.2(b)(ii)
Delta	Preamble	Non-Competition Agreement	Recitals
Delta Balance Sheet	6.7	Nonparty Affiliates	11.2
Delta Balance Sheet Date	6.7	OFAC	4.24(c)
Delta Benefit Plan	6.19(a)	Off-the-Shelf Software	4.13(a)
Delta Certificates	2.3(b)	Outside Date	10.1(b)
Delta Directors	8.14(a)	Party(ies)	Preamble
Delta Disclosure Schedules	Article VI	Post-Closing Pubco Board	8.14(a)
Delta Financials	6.7(a)	Proxy Statement	8.11(a)
Delta IP	6.13(c)	Pubco	Preamble
Delta IP Licenses	6.13(a)	Pubco Book Entry Shares	1.6(g)(ii)
Delta Material Contract	6.12(a)	Pubco Equity Plan	8.11(b)
Delta Permits	6.10	Public Certifications	4.7(a)
Delta Personal Property Leases	6.16	Purchased Shares	2.1
Delta Real Property Leases	6.15	Registration Rights Agreement	Recitals
Delta Registered IP	6.13(a)	Registration Statement	8.11(a)
Delta Termination Fee	10.4(b)	Related Person	4.21
Delta Top Customer	6.23	Releasing Persons	11.1
Delta Top Vendor	6.23	Required Stockholder Approval	9.1(a)
D&O Indemnified Person	8.15(a)	Resolution Period	12.5
D&O Tail Insurance	8.15(b)	SEC Reports	4.7(a)
Dispute	12.5	Sellers	Preamble
Earnout Consideration Shares	2.4	Share Exchange	Recitals
Effective Time	1.2	Special Stockholder Meeting	8.11(b)
EGS	3.1	Signing Filing	8.12(b)
Employment Agreements	Recitals	Signing Press Release	8.12(b)
Enforceability Exceptions	4.2	Specified Courts	12.6
Environmental Permit	4.20(a)	Stockholder Approval Matters	8.11(b)
Exchange Consideration	2.2	Substituted Option	1.6(c)(i)
Exchange Fund	1.6(g)(ii)	Superior Proposal Termination Fee	10.4(c)
Exchange Shares	2.2	Superior Proposal	8.6
Expenses	10.3	Surviving Corporation	1.1
Federal Securities Laws	8.7	Takeover Proposal	8.6
Go Shop Period	8.6(f)	Termination Fee	10.4(c)
Health Plan	4.19(k)	Transactions	Recitals
Holder Exchange Consideration	2.2	Transfer Taxes	8.17
Interim Period	8.1(a)	Voting Agreements	Recitals
Letter of Transmittal	1.6(g)(iii)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Delta:

DELTA CORP HOLDINGS LIMITED

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Chief Executive Officer

Pubco:

DELTA CORP HOLDINGS LIMITED

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Chief Executive Officer

Merger Sub:

CHC MERGER SUB INC.

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Chief Executive Officer

CHC:

COFFEE HOLDING CO., INC.

By:	/s/ Andrew Gordon
Name:	Andrew Gordon
Title:	Chief Executive Officer

[Signature Page to Merger and Share Exchange Agreement]

The Sellers:

Print Name
of Seller:	Core Maritime Commodities FZ-LLZ

By:	/s/ Mudit Paliwal
[Signature]

If Entity, Print Name
and Title of Signatory:	Director

Address:	c/o Delta Corp Holdings Limited
Suite 3016, The Leadenhall Building
122 Leadenhall Street
London EC3V 4AB, United Kingdom

[Signature Page to Merger and Share Exchange Agreement]

ANNEX I

List of Sellers

Seller Name	Number of Delta Shares Held by Seller	Percentage Ownership
Core Maritime Commodities FZ-LLC	1,000	100%

TOTAL	1,000	100.00%